Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER AND AMALGAMATION
by and among
Arlington Tankers Ltd.,
Galileo Holding Corporation,
Archer Amalgamation Limited,
Galileo Merger Corporation,
and
General Maritime Corporation
Dated as of August 5, 2008

-i-

-ii-

-iii-

TABLE OF DEFINED TERMS

Cross Reference
Terms	in Agreement

Acquisition Proposal	Section 6.1(c)(i)
Adverse Proceeding	Section 7.1(g)
Affiliate	Section 3.2(d)
Agreement	Preamble
Amalgamated Company	Section 1.4(b)
Amalgamation Agreement	Section 1.2(c)
Amalgamation Certificate	Section 1.2(b)
Amalgamation Sub	Preamble
Amalgamation Sub Common Stock	Section 1.1(c)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Archer	Preamble
Archer Amalgamation	Preamble
Archer Balance Sheet	Section 4.5(b)
Archer Board	Preamble
Archer Common Stock	Section 2.1(b)(ii)
Archer Credit Facility	Section 5.2(i)
Archer Director	Section 1.1(b)
Archer Disclosure Letter	Article IV
Archer Dissenting Shares	Section 2.4(b)(i)
Archer Employee Plans	Section 4.12(a)
Archer Exchange Ratio	Section 2.1(b)(iii)
Archer Filed SEC Documents	Article IV
Archer Financial Advisor	Section 4.19
Archer Founder Stock	Section 4.2(a)
Archer Indemnified Parties	Section 6.12(a)(i)
Archer-Leased Real Property	Section 4.23(b)
Archer Lender Consent	Section 6.17(a)
Archer Maritime Guideline	Section 4.13
Archer Material Adverse Effect	Section 4.1
Archer Material Contracts	Section 4.9(a)
Archer Maximum Premium	Section 6.12(a)(iii)
Archer Meeting	Section 4.4(d)
Archer Permits	Section 4.14
Archer Real Property Leases	Section 4.23(b)
Archer Rights	Section 4.2(b)
Archer Rights Plan	Section 4.2(b)
Archer Rights Plan Amendment	Section 4.20
Archer Preferred Stock	Section 4.2(a)
Archer SEC Documents	Section 4.5(a)
Archer Shareholder Approval	Section 4.4(a)
Archer Vessel	Section 4.11(b)

-iv-

Cross Reference
Terms	in Agreement

Archer Voting Proposal	Section 4.4(a)
Articles of Merger	Section 1.2(a)
Bankruptcy and Equity Exception	Section 3.4(a)
BCA	Preamble
Certificates	Section 2.2(a)
Change of Control Proposal	Section 6.1(c)(ii)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Preamble
Combinations	Preamble
Companies Act	Preamble
Confidentiality Agreement	Section 5.3
Current Archer D&O Insurance	Section 6.12(a)(iii)
Current Galileo D&O Insurance	Section 6.12(b)(iii)
Effective Time	Section 1.2(c)
Employee Benefit Plan	Section 3.12(a)(i)
Environmental Laws	Section 3.11(b)(i)
ERISA	Section 3.12(a)(ii)
ERISA Affiliate	Section 3.12(a)(iii)
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
GAAP	Section 3.5(b)
Galileo	Preamble
Galileo Acquisition Agreement	Section 6.1(b)(ii)(B)
Galileo Balance Sheet	Section 3.5(b)
Galileo Board	Preamble
Galileo Common Stock	Section 2.1(a)(ii)
Galileo Credit Facility	Section 6.17(b)
Galileo Disclosure Letter	Article III
Galileo Dissenting Shares	Section 2.4(a)(i)
Galileo Employee Plans	Section 3.12(a)
Galileo Exchange Ratio	Section 2.1(a)(iii)
Galileo Filed SEC Documents	Article III
Galileo Financial Advisor	Section 3.19
Galileo Indemnified Parties	Section 6.12(b)(i)
Galileo-Leased Real Property	Section 3.23(b)
Galileo Lender Consent	Section 6.17(b)
Galileo Maritime Guideline	Section 3.13
Galileo Material Adverse Effect	Section 3.1
Galileo Material Contracts	Section 3.9(a)
Galileo Maximum Premium	Section 6.12(b)(iii)
Galileo Meeting	Section 3.4(d)

-v-

Cross Reference
Terms	in Agreement

Galileo Merger	Preamble
Galileo Adjusted Net Asset Value Per Share	Section 5.1
Galileo Permits	Section 3.14
Galileo Preferred Stock	Section 3.2(a)
Galileo Real Property Leases	Section 3.23(b)
Galileo Restricted Shares	Section 3.2(b)
Galileo Rights	Section 3.2(d)
Galileo Rights Plan	Section 3.2(d)
Galileo Rights Plan Amendment	Section 3.20
Galileo SEC Documents	Section 3.5(a)
Galileo Shareholder Approval	Section 3.4(a)
Galileo Stock Options	Section 2.3(a)
Galileo Stock Plans	Section 2.3(a)
Galileo Vessel	Section 3.11(b)(iv)
Galileo Voting Proposal	Section 3.4(a)
Governmental Entity	Section 3.4(c)
Hazardous Materials	Section 3.11(b)(ii)
HSR Act	Section 3.4(c)
Intellectual Property Rights	Section 3.25(a)
IRS	Section 3.12(b)
Joint Proxy Statement/Prospectus	Section 3.5(c)
Legal Provisions	Section 3.13
Liens	Section 3.4(b)
Management Agreements	Section 4.16
Manager	Section 4.16
Merger Sub	Preamble
Merger Sub Common Stock	Section 1.1(c)
New Parent	Preamble
New Parent Common Stock	Section 1.1(a)
NYSE	Section 2.2(c)
Ordinary Course of Business	Section 3.3(c)
Outside Date	Section 8.1(b)
Permitted Equity Issuance	Section 5.1
Permitted Transaction	Section 5.1
Proposal	Section 6.1(c)(i)
Registration Statement	Section 3.5(c)
Regulation M-A Filing	Section 3.5(c)
Release	Section 3.11(b)(iii)
Representatives	Section 6.1(a)(i)
Restraints	Section 7.1(e)
SEC	Section 3.4(c)
SEC Documents	Article III
Securities Act	Section 3.2(d)

-vi-

Cross Reference
Terms	in Agreement

SOX	Section 3.5(a)
Specified Archer Time	Section 6.1(a)(i)
Specified Galileo Time	Section 6.1(b)(i)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(c)(iii)
Surviving Corporation	Section 1.4(a)
Takeover Laws	Section 3.4(a)
Tax Returns	Section 3.8(a)
Taxes	Section 3.8(a)

-vii-

AGREEMENT AND PLAN OF MERGER AND AMALGAMATION
     THIS AGREEMENT AND PLAN OF MERGER AND AMALGAMATION (this “Agreement”), dated as of August 5, 2008, is by and among Arlington Tankers Ltd., a company incorporated in the Islands of Bermuda (“Archer”), Galileo Holding Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands (“New Parent”), Archer Amalgamation Limited, a company incorporated in the Islands of Bermuda and a wholly owned Subsidiary of New Parent (“Amalgamation Sub”), Galileo Merger Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands and a wholly owned Subsidiary of New Parent (“Merger Sub”), and General Maritime Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands (“Galileo”).
     WHEREAS, the Board of Directors of Archer (the “Archer Board”), the Board of Directors of Galileo (the “Galileo Board”), and the Boards of Directors of New Parent, Amalgamation Sub and Merger Sub each deem it advisable to and in the best interests of each respective company and its shareholders that Archer and Galileo combine on the terms and subject to the conditions set forth in this Agreement in order to advance the long-term business interests of Archer and Galileo;
     WHEREAS, the combination of Archer and Galileo shall be effected as follows: (i) Archer will amalgamate with Amalgamation Sub, with the resulting amalgamated company continuing as the surviving entity (the “Archer Amalgamation”), in accordance with the terms of this Agreement and the Bermuda Companies Act 1981 (the “Companies Act”), and (ii) the Merger Sub will merge with and into Galileo with Galileo continuing as the surviving corporation (the “Galileo Merger” and, together with the Archer Amalgamation, the “Combinations”), in accordance with the terms of this Agreement and the Business Corporations Act of the Marshall Islands (the “BCA”);
     WHEREAS, upon consummation of the Combinations, each of the Amalgamated Company and the Surviving Corporation will be a wholly owned Subsidiary of New Parent, which has been formed by Archer and Galileo solely for the purpose of the transactions contemplated by this Agreement; and
     WHEREAS, for United States federal income tax purposes, it is intended that each of the Archer Amalgamation and the Galileo Merger, together with the transactions set forth in Section 6.19, shall qualify as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”).
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Archer, Galileo, Merger Sub, Amalgamation Sub and New Parent agree as follows:
ARTICLE I
FORMATION OF NEW PARENT AND MERGER SUBS; THE COMBINATIONS
1.1	Formation of New Parent and Merger Subs.

          (a) Archer and Galileo have caused New Parent to be organized under the laws of the Republic of the Marshall Islands. Archer owns 27% of the capital stock of New Parent and Galileo owns 73% of the capital stock of New Parent. The authorized capital stock of New Parent consists of 100 shares of common stock, par value $.01 per share (the “New Parent Common Stock”), of which 27 shares have been issued to Archer and 73 shares have been issued to Galileo. Archer and Galileo shall each take, and shall each cause New Parent to take, all requisite action to cause (i) the Articles of Incorporation of New Parent to be in the form of Exhibit A, or as otherwise mutually agreed upon by the parties hereto and provided in an amendment to this Agreement (which amendment shall include, among other things, an amendment of such Exhibit A), and providing, among other things, that the name of New Parent shall be “General Maritime Corporation,” and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of New Parent, until further amended in accordance with the BCA, and (ii) the By-laws of New Parent to be in the form of Exhibit B, or as otherwise mutually agreed upon by the parties hereto and provided in an amendment to this Agreement (which amendment shall include, among other things, an amendment of such Exhibit B), and, as so amended, such By-laws shall be the By-laws of New Parent, until further amended in accordance with the BCA.
          (b) The sole director of New Parent as of the date hereof is the individual listed on Schedule 1.1(b)(i). Archer and Galileo shall each take, and shall cause New Parent to take, all requisite action to cause the directors of New Parent as of the Effective Time to be (i) the individuals listed on Schedule 1.1(b)(ii) and one individual who is a director or executive officer of Archer as of prior to the Effective Time and who is mutually acceptable to Archer and Galileo (such individual, the “Archer Director”). If any of the individuals listed on Schedule 1.1(b)(ii) shall prior to the Effective Time be unable or unwilling to hold office as a director of New Parent immediately after the Effective Time, the Galileo Board shall designate another individual to be appointed director in his or her place, and such individual shall become a director of New Parent at the Effective Time. Neither Archer nor Galileo nor New Parent shall permit any individual to be a director of New Parent other than in accordance with this Section 1.1(b).
          (c) Archer and Galileo have caused New Parent to organize, and New Parent has organized, Amalgamation Sub under the laws of the Islands of Bermuda and Merger Sub under the laws of the Republic of the Marshall Islands. The authorized share capital of Amalgamation Sub consists of 100 shares of common stock, par value $.01 per share (the “Amalgamation Sub Common Stock”), all of which are validly issued, fully paid and nonassessable, and are owned by New Parent. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $.01 per share (the “Merger Sub Common Stock”), all of which are validly issued, fully paid and nonassessable, and are owned by New Parent.
1.2	Effective Time.
          (a) On the terms and subject to the conditions set forth in this Agreement, the Merger Sub shall be merged with and into Galileo at the Effective Time in accordance with the BCA, with Galileo continuing as the surviving corporation. On the Closing Date, Archer and Galileo shall cause to be filed with the Registrar of Corporations of the Republic of the Marshall

Islands, articles of merger (the “Articles of Merger”) in such form as is required by, and executed by the Surviving Corporation in accordance with, the relevant provisions of the BCA and shall make all other filings or recordings required under the BCA in order to effect the Galileo Merger.
          (b) On the terms and subject to the conditions set forth in this Agreement, Archer shall be amalgamated with Amalgamation Sub at the Effective Time in accordance with the Companies Act, with the Amalgamated Company continuing as the surviving entity. On the Closing Date, Archer and Galileo shall cause to be filed with the Registrar of Companies of Bermuda, a certificate of amalgamation (the “Amalgamation Certificate”) in such form as is required by, and executed by the Amalgamated Company in accordance with, the relevant provisions of the Companies Act and shall make all other filings or recordings required under the Companies Act in order to effect the Archer Amalgamation.
          (c) The Galileo Merger and the Archer Amalgamation shall become effective at such date and time as Archer and Galileo shall agree and shall be specified in the Articles of Merger and the Amalgamation Agreement between Archer and Amalgamation Sub, which shall be in substantially the form attached hereto as Schedule 1.2(c) (the “Amalgamation Agreement”); provided that (i) such date and time shall be after the time of filing of the Articles of Merger and the Amalgamation Agreement and (ii) the Galileo Merger and the Archer Amalgamation shall become effective at the same date and time. As used in this Agreement, the term “Effective Time” shall mean the time when the Galileo Merger and the Archer Amalgamation become effective.
     1.3 Closing. The closing of the Combinations (the “Closing”) will take place at 10:00 a.m., Eastern time, on a date to be specified by Archer and Galileo (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036, unless another date, place or time is agreed to in writing by Archer and Galileo.
     1.4 Effects of the Combinations.
          (a) At the Effective Time (i) the separate existence of the Merger Sub shall cease and the Merger Sub shall be merged with and into Galileo, with Galileo continuing as the surviving corporation and a Marshall Islands company and having such name as Galileo may determine (Galileo following the Galileo Merger is sometimes referred to herein as the “Surviving Corporation”) and (ii) the Articles of Incorporation of Galileo shall be amended to read in the form of Exhibit C, and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation, until further amended in accordance with the BCA. In addition, Archer and Galileo shall cause New Parent to cause the Bylaws of the Merger Sub as in effect immediately prior to the Effective Time to be amended and restated at the Effective Time in the form of Exhibit D, and, as so amended and restated, such Bylaws shall be the Bylaws of the Surviving Corporation, until further amended in accordance with the BCA. The Galileo Merger shall have the effects set forth in Section 97 of the BCA.
          (b) At the Effective Time (i) Archer shall be amalgamated with Amalgamation Sub, with the resulting amalgamated company continuing as the surviving entity and a Bermuda exempted company with the name “Arlington Tankers Ltd.” (the Amalgamation Sub following the Archer Amalgamation is sometimes referred to herein as the “Amalgamated Company”) and (ii) the Memorandum of Association of the Amalgamation Sub shall be amended to be identical to the Memorandum of Association of Archer as of immediately prior to the Effective Time, and, as so amended, such Memorandum of Association shall be the Memorandum of Association of the Amalgamated Company, until further amended in accordance with the BCA. In addition, Archer and Galileo shall cause the Bye-laws of Amalgamation Sub as in effect immediately prior to the Effective Time to be amended and restated at the Effective Time to be identical to the Bye-laws of Archer as of immediately prior to the Effective Time, and, as so amended and restated, such Bye-laws shall be the Bye-laws of the Amalgamated company, until further amended in accordance with the Companies Act. The Archer Amalgamation shall have the effects set forth in Section 109 of the Companies Act.
     1.5 Directors of the Surviving Entities.
          (a) The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.
          (b) The names and addresses of the initial directors of the Amalgamated Company shall be as set forth on Schedule 1.5(b), with such initial directors to hold office in accordance with the Memorandum of Association and Bye-laws of the Amalgamated Company.
     1.6 Actions of Archer and Galileo. Archer and Galileo, as the holders of all the outstanding shares of New Parent Common Stock, have adopted and approved this Agreement and the transactions contemplated hereby and shall cause New Parent, as the sole stockholder of each of Merger Sub and Amalgamation Sub, to adopt and approve this Agreement. Each of Archer and Galileo shall take all actions necessary to cause New Parent, Merger Sub and Amalgamation Sub to take any actions necessary in order to consummate the Combinations and the other transactions contemplated hereby.
ARTICLE II
CONVERSION OF SECURITIES
     2.1 Conversion of Capital Stock.
          (a) Galileo Merger. As of the Effective Time, by virtue of the Galileo Merger and without any action on the part of the holder of any shares of the capital stock of Galileo or the capital stock of the Merger Sub:
               (i) Capital Stock of the Merger Sub. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unchanged, and New Parent shall remain the sole shareholder of the Surviving Corporation.
               (ii) Cancellation of Certain Shares. All shares of common stock, $.01 par value per share, of Galileo (“Galileo Common Stock”) that are owned by Galileo as treasury stock or by any Subsidiary of Galileo, any shares of Galileo Common Stock owned by Archer or any Subsidiary of Archer, and any shares of Galileo Common Stock owned by New Parent, Merger Sub or Amalgamation Sub, in each case as of immediately prior to the Effective Time, shall be cancelled and shall cease to exist and no stock of New Parent or other consideration shall be delivered in exchange therefor.
               (iii) Exchange Ratio for Galileo Common Stock. Subject to Section 2.2, each share of Galileo Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)(ii) and Galileo Dissenting Shares) shall be automatically converted into the right to receive 1.34 (the “Galileo Exchange Ratio”) shares of New Parent Common Stock upon surrender of the certificate representing such share of Galileo Common Stock in the manner provided in Section 2.2. As of the Effective Time, all such shares of Galileo Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Galileo Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of New Parent Common Stock pursuant to this Section 2.1(a)(iii) and any cash in lieu of fractional shares of New Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.
               (iv) Unvested Stock. At the Effective Time, any shares of New Parent Common Stock issued in accordance with Section 2.1(a)(iii) with respect to any unvested shares of Galileo Common Stock awarded to employees, directors or consultants pursuant to any of Galileo’s plans or arrangements and outstanding immediately prior to the Effective Time shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms such unvested shares of Galileo Common Stock vest at the Effective Time. Galileo shall not take or permit any action which would accelerate vesting of any unvested shares, except to the extent required by their terms as in effect on the date hereof. Copies of the relevant agreements governing such shares and the vesting thereof have been provided to Archer. All outstanding rights which Galileo may hold immediately prior to the Effective Time to repurchase unvested shares of Galileo Common Stock shall be assigned to New Parent as of the Effective Time and shall thereafter be exercisable by New Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be appropriately adjusted to reflect the Galileo Exchange Ratio. Galileo shall use its reasonable best efforts to cause the foregoing provisions of this Section 2.1(a)(iv) to occur.
          (b) Archer Amalgamation. As of the Effective Time, by virtue of the Archer Amalgamation and without any action on the part of the holder of any shares of the capital stock of Archer or the capital stock of the Amalgamation Sub:
               (i) Capital Stock of Amalgamation Sub. Each share of Amalgamation Sub Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unchanged, and New Parent shall remain the sole shareholder of the Amalgamated Company.
               (ii) Cancellation of Certain Shares. All common shares, $.01 par value per share, of Archer (“Archer Common Stock”) that are owned by Archer as treasury stock or by any Subsidiary of Archer, any shares of Archer Common Stock owned by Galileo or any Subsidiary of Galileo, and any shares of Archer Common Stock owned by New Parent, Merger Sub or Amalgamation Sub, in each case as of immediately prior to the Effective Time, shall be cancelled and shall cease to exist and no stock of New Parent or other consideration shall be delivered in exchange therefor.
               (iii) Exchange Ratio for Archer Common Stock. Subject to Section 2.2, each share of Archer Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)(ii) and Archer Dissenting Shares) shall be automatically converted into the right to receive one (the “Archer Exchange Ratio”) share of New Parent Common Stock upon surrender of the certificate representing such share of Archer Common Stock in the manner provided in Section 2.2. As of the Effective Time, all such shares of Archer Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Archer Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of New Parent Common Stock pursuant to this Section 2.1(b)(iii) and any cash in lieu of fractional shares of New Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.
          (c) Adjustments to Exchange Ratios. If there is any reclassification, stock split, subdivision, reverse split, consolidation, stock or share dividend or bonus issue (including any dividend or distribution of securities convertible into Archer Common Stock or Galileo Common Stock), reorganization, recapitalization or other like change with respect to Archer Common Stock or Galileo Common Stock occurring after the date hereof and prior to the Effective Time, the Galileo Exchange Ratio and the Archer Exchange Ratio shall be adjusted accordingly to provide to the holders of Galileo Common Stock and Archer Common Stock the same economic effect as contemplated by this Agreement prior to such event.
          (d) Effect on New Parent Common Stock. Immediately following the Effective Time, shares of the capital stock of New Parent owned by the Surviving Corporation or the Amalgamated Company shall be cancelled by New Parent without payment therefor.
     2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Archer Common Stock and Galileo Common Stock for New Parent Common Stock pursuant to the Archer Amalgamation and the Galileo Merger, respectively, are as follows:
          (a) Exchange Agent. Promptly following the Effective Time, New Parent shall enter into an exchange agent agreement, in form and substance reasonably acceptable to Archer, with The Bank of New York Mellon or another bank or trust company designated by Galileo and reasonably acceptable to Archer (the “Exchange Agent”), for the benefit of the holders of shares of Archer Common Stock and Galileo Common Stock, which shall provide for exchange in accordance with this Section 2.2, through the Exchange Agent, of (i) certificates representing the shares of New Parent Common Stock (such shares of New Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for outstanding shares of Archer Common Stock and Galileo Common Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(c), and (iii) any dividends or distributions to which holders of certificates which immediately prior to the Effective Time represented outstanding shares of Archer Common Stock or Galileo Common Stock (the “Certificates”) whose shares were converted pursuant to Section 2.1 into the right to receive shares of New Parent Common Stock may be entitled pursuant to Section 2.2(d). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of New Parent Common Stock and cash contemplated to be issued pursuant to this Section 2.2(a) out of the Exchange Fund. Except as contemplated by Section 2.2(f), the Exchange Fund shall not be used for any other purpose.
          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Galileo shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares were converted into the right to receive New Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in such form and have such other provisions as Galileo may reasonably specify) and (ii) instructions for effecting the surrender of such Certificates in exchange for certificates representing shares of New Parent Common Stock (plus cash in lieu of fractional shares, if any, of New Parent Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of New Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions then payable pursuant to Section 2.2(d), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Archer Common Stock or Galileo Common Stock which is not registered in the transfer records of Archer or Galileo, respectively, a certificate representing the proper number of shares of New Parent Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of New Parent Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions then payable pursuant to Section 2.2(d) as contemplated by this Section 2.2. No interest shall be paid or accrue on any cash payable upon the surrender of any Certificate pursuant to the provisions of this Article II.
          (c) No Fractional Shares. No certificate or scrip representing fractional shares of New Parent Common Stock shall be issued upon the surrender for exchange of Certificates,

and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of New Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Archer Common Stock or Galileo Common Stock converted pursuant to the Archer Amalgamation or the Galileo Merger, respectively, who would otherwise have been entitled to receive a fraction of a share of New Parent Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Archer Common Stock and Galileo Common Stock collectively represented thereby) shall receive, in lieu thereof, cash (without interest) in an amount (rounded to the nearest cent) equal to such fractional part of a share of New Parent Common Stock multiplied by the closing price of New Parent Common Stock at the end of regular trading hours on the New York Stock Exchange (“NYSE”) on the first trading day following the day on which the Effective Time occurs, as such price is reported on the NYSE Composite Transaction Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing).
          (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to New Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of such Certificate (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of New Parent Common Stock, without interest, and (ii) at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole shares of New Parent Common Stock.
          (e) No Further Ownership Rights in Archer Common Stock and Galileo Common Stock. All shares of New Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Section 2.2(c) or 2.2(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Archer Common Stock or Galileo Common Stock represented by such Certificates, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation or the Amalgamated Company of the shares of Galileo Common Stock or Archer Common Stock, respectively, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Amalgamated Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.
          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Archer Common Stock and Galileo Common Stock for twelve months after the Effective Time shall be delivered to New Parent, upon demand, and any holder of Archer Common Stock or Galileo Common Stock who has not previously complied with this Section 2.2 shall thereafter look only to New Parent for, and New Parent shall remain liable for, payment of its claim for New Parent Common Stock, any cash in lieu of fractional shares of New Parent Common Stock and any dividends or distributions with respect to New Parent Common Stock.

          (g) No Liability. To the extent permitted by applicable law, none of Archer, Amalgamation Sub, Merger Sub, Galileo, New Parent, the Surviving Corporation, the Amalgamated Company, or the Exchange Agent shall be liable to any holder of shares of New Parent Common Stock, Galileo Common Stock or Archer Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to four years after the Effective Time (or immediately prior to such earlier date on which any shares of New Parent Common Stock, and any cash payable to the holder of such Certificate or any dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such shares of New Parent Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of New Parent, free and clear of all claims or interest of any person previously entitled thereto.
          (h) Withholding Rights. Each of New Parent, the Surviving Corporation, the Amalgamated Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Archer Common Stock or Galileo Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable tax law. To the extent that amounts are so withheld by New Parent, the Surviving Corporation, the Amalgamated Company or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Archer Common Stock or Galileo Common Stock, as the case may be, in respect of which such deduction and withholding was made.
          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the delivery of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by New Parent, the posting by such person of a bond in such reasonable amount as New Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, New Parent shall cause the Exchange Agent to issue in exchange for such lost, stolen or destroyed Certificate the shares of New Parent Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of New Parent Common Stock deliverable in respect thereof pursuant to this Agreement.
          (j) Uncertificated Shares. In the case of outstanding shares of Archer Common Stock or Galileo Common Stock that are not represented by Certificates, the parties shall make such adjustments to the procedures described in this Section 2.2 as are necessary or appropriate to implement the same purpose and effect that this Section 2.2 has with respect to shares of Archer Common Stock and Galileo Common Stock that are represented by Certificates.
          (k) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund in investment-grade securities, as directed by New Parent, on a daily basis; provided, however, that no such investment or loss thereon shall affect the amounts payable to former shareholders of Archer or Galileo after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investments shall become part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article II shall be paid to New Parent.
     2.3 Galileo Stock Plans.
          (a) At the Effective Time, each outstanding option to purchase Galileo Common Stock (“Galileo Stock Options”), whether vested or unvested, and all stock option plans or other stock or equity-related plans of Galileo (the “Galileo Stock Plans”) themselves, insofar as they relate to outstanding Galileo Stock Options, shall be assumed by New Parent and shall become an option to acquire, on the same terms and conditions as were applicable under such Galileo Stock Option immediately prior to the Effective Time, the same number of shares of New Parent Common Stock as the holder of such Galileo Stock Option would have been entitled to receive pursuant to the Galileo Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to the quotient of (y) the aggregate exercise price for the shares of Galileo Common Stock purchasable pursuant to such Galileo Stock Option immediately prior to the Effective Time, divided by (z) the aggregate number of shares of New Parent Common Stock deemed purchasable pursuant to such Galileo Stock Option in accordance with the foregoing. Such Galileo Stock Options shall continue in effect on the same terms and conditions to which they are currently subject (subject to the adjustments required by this Section 2.3 after giving effect to the Galileo Merger).
          (b) Promptly after the Effective Time, New Parent shall deliver to the participants in the Galileo Stock Plans appropriate notice setting forth such participants’ rights pursuant to the Galileo Stock Options, as provided in this Section 2.3.
          (c) New Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of New Parent Common Stock for delivery upon exercise of the Galileo Stock Options assumed in accordance with this Section 2.3. As promptly as practicable after the Effective Time, New Parent shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of New Parent Common Stock subject to such options and shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.
     2.4 Dissenting Shares.
          (a) Galileo Dissenting Shares.
               (i) Notwithstanding anything to the contrary contained in this Agreement, shares of Galileo Common Stock held by a holder who has delivered a written objection to the proposed corporate action and a demand for payment of such shares in accordance with Sections 100 and 101 of the BCA (any such shares being referred to as “Galileo Dissenting Shares” until such time as such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to payment as a holder of Galileo Dissenting Shares under the BCA with respect to such shares) shall not be converted into or represent the right to receive shares of New Parent Common Stock (plus cash in lieu of fractional shares, if any, of New Parent Common Stock and any dividends or distributions) in accordance with Section 2.1(a), but shall be entitled only to such rights as are granted by the BCA to a holder of Galileo Dissenting Shares.
               (ii) If any Galileo Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive shares of New Parent Common Stock (plus cash in lieu of fractional shares, if any, of New Parent Common Stock and any dividends or distributions) in accordance with Section 2.1(a), without interest thereon, upon surrender of the Certificate formerly representing such shares.
               (iii) Galileo shall give Archer: (A) prompt notice of any demands received by Galileo for payment or appraisal of shares of Galileo Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to Galileo prior to the Effective Time pursuant to the BCA that relate to such demand; and (B) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Galileo shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Archer shall have given its written consent to such payment or settlement offer.
          (b) Archer Dissenting Shares.
               (i) Notwithstanding anything to the contrary contained in this Agreement, shares of Archer Common Stock held by a holder who has not voted in favor of the Archer Amalgamation or consented thereto in writing and who otherwise properly perfected such holder’s right to appraisal for such shares in accordance with the Companies Act (any such shares being referred to as “Archer Dissenting Shares”) shall not be converted into or represent the right to receive shares of New Parent Common Stock (plus cash in lieu of fractional shares, if any, of New Parent Common Stock and any dividends or distributions) in accordance with Section 2.1(b), but shall be entitled only to such rights as are granted by Section 106 of the Companies Act to a holder of Archer Dissenting Shares.
               (ii) If any Archer Dissenting Shares shall lose their status as such (through the applicable holder’s withdrawal of an appraisal application to the applicable Bermuda court or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive shares of New Parent Common Stock (plus cash in lieu of fractional shares, if any, of New Parent Common Stock and any dividends or distributions) in accordance with Section 2.1(b), without interest thereon, upon surrender of the Certificate formerly representing such shares.
               (iii) Archer shall give Galileo: (A) prompt notice of any demands received by Archer for payment or appraisal of shares of Archer Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to Archer prior to the Effective Time pursuant to the Companies Act that relate to such demand; and (B) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Archer shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Galileo shall have given its written consent to such payment or settlement offer.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GALILEO
     Galileo represents and warrants to Archer that the statements contained in this Article III are true and correct, except as set forth (i) in the registration statements, reports, schedules, forms, certifications and other statements and documents (collectively, including the exhibits and all other information incorporated therein, “SEC Documents”) filed with or furnished to the SEC by Galileo and publicly available on or after January 1, 2008 and prior to the date of this Agreement (the “Galileo Filed SEC Documents”) (but only to the extent it is clearly apparent that the disclosure contained in such filed or furnished documents is relevant to one or more of the representations and warranties contained in this Article III and excluding any disclosure in any “Risk Factors” section or any forward looking or hypothetical statements contained in such filed or furnished documents) or (ii) in the disclosure letter delivered by Galileo to Archer on the date of this Agreement (the “Galileo Disclosure Letter”). The Galileo Disclosure Letter shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article III and the disclosure in any paragraph shall qualify (1) the corresponding section in this Article III and (2) the other sections in this Article III, but only to the extent that it is clearly apparent from a reading of such disclosure that it also qualifies or applies to such other sections in this Article III.
     3.1 Organization, Standing and Corporate Power. Galileo (a) is a corporation duly organized, validly existing and in good standing or has equivalent status under the laws of the Marshall Islands, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and (b) is duly qualified or licensed to do business and is in good standing or has equivalent status in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except, in the case of this clause (b), for such failures to be so qualified, licensed or in good standing as have not had, and are not reasonably likely to have, individually or in the aggregate, a Galileo Material Adverse Effect. For purposes of this Agreement, the term “Galileo Material Adverse Effect” means any change, event, effect, circumstance, occurrence, state of facts or development that, individually or in the aggregate with all such other changes, events, effects, circumstances, occurrences, states of facts and developments, is or is reasonably likely to be materially adverse to (i) the business, assets (including vessels), financial condition or results of operations of Galileo and its Subsidiaries, taken as a whole, or (ii) the ability of Galileo to consummate the transactions contemplated by this Agreement on a reasonably prompt basis; provided that the following shall not be deemed to constitute a “Galileo Material Adverse Effect”: any change, event, effect, circumstance, occurrence, state of facts, or development to the extent caused by or resulting from (A) changes, events, circumstances or developments in prevailing economic or market conditions in the United States or any other jurisdiction in which Galileo and its Subsidiaries, taken as a whole, have substantial business operations (except to the extent those changes have a materially disproportionate effect on Galileo and its Subsidiaries, taken as a whole, relative to Archer and its Subsidiaries, taken as a whole, in which case the incremental disproportionate impact(s) may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Galileo Material Adverse Effect), (B) changes, events, circumstances or developments occurring after the date hereof, affecting the industries in which Archer and Galileo operate generally (except to the extent those changes or events have a materially disproportionate effect on Galileo and its Subsidiaries, taken as a whole, relative to Archer and its Subsidiaries, taken as a whole, in which case the incremental disproportionate impact(s) may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Galileo Material Adverse Effect), (C) changes announced or effective after the date hereof in GAAP applicable to Galileo and its Subsidiaries (except to the extent those changes have a materially disproportionate effect on Galileo and its Subsidiaries, taken as a whole, relative to Archer and its Subsidiaries, taken as a whole, in which case the incremental disproportionate impact(s) may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Galileo Material Adverse Effect), (D) changes announced or effective after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a materially disproportionate effect on Galileo and its Subsidiaries, taken as a whole, relative to Archer and its Subsidiaries, taken as a whole, in which case the incremental disproportionate impact(s) may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Galileo Material Adverse Effect), (E) the announcement and pendency of this Agreement and the transactions contemplated hereby, or (F) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located; and provided, further, that in no event shall a change in the trading prices or volume of Galileo’s capital stock, by itself, be considered a “Galileo Material Adverse Effect. For the avoidance of doubt, the parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Galileo Material Adverse Effect in the prior sentence of this paragraph or Archer Material Adverse Effect in Section 4.1. Galileo has delivered or made available to Archer copies of Galileo’s Articles of Incorporation and By-laws.
     3.2 Capitalization.
          (a) The authorized capital stock of Galileo consists of 75,000,000 shares of Galileo Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share (“Galileo Preferred Stock”), of which 500,000 shares are designated Series A Junior Participating Preferred Stock. The rights and privileges of each class of Galileo’s capital stock are as set forth in Galileo’s Articles of Incorporation. As of the close of business on the business day prior to the date of this Agreement, (i) 31,331,976 shares of Galileo Common Stock were issued and outstanding, (ii) no shares of Galileo Common Stock were held in the treasury of Galileo or by Subsidiaries of Galileo, and (iii) no shares of Galileo Preferred Stock were issued and outstanding.

          (b) Section 3.2(b) of the Galileo Disclosure Letter lists, as of the date hereof, all issued and outstanding shares of Galileo Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of Galileo, including all such shares under any Galileo Stock Plan (the “Galileo Restricted Shares”), indicating the name of the applicable stockholder, the number of shares such stockholder has been granted and the number of unvested shares.
          (c) Section 3.2(c) of the Galileo Disclosure Letter sets forth a list, as of the date hereof, of: (i) all Galileo Stock Plans, indicating for each Galileo Stock Plan, as of such date, the number of shares of Galileo Common Stock issued to date under such Plan, the number of shares of Galileo Common Stock subject to outstanding options under such Plan and the number of shares of Galileo Common Stock reserved for future issuance under such Plan; and (ii) all outstanding Galileo Stock Options, all of which have vested, indicating with respect to each such Galileo Stock Option the name of the holder thereof, the Galileo Stock Plan under which it was granted, the number of shares of Galileo Common Stock subject to such Galileo Stock Option, the exercise price, the date of grant, and the number of shares of Galileo Common Stock subject to unexercised Galileo Stock Options. Galileo has made available to Archer copies of all (x) Galileo Stock Plans, (y) forms of stock option agreements evidencing outstanding Galileo Stock Options and (z) forms of agreements evidencing unvested Galileo Restricted Shares.
          (d) Except (x) as set forth in this Section 3.2, (y) as reserved for future grants under Galileo Stock Plans, and (z) the rights to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock of Galileo (the “Galileo Rights”) issued and issuable under the Amended and Restated Rights Agreement dated as of August 31, 2006 by and between Galileo and Mellon Investor Services, LLC (the “Galileo Rights Plan”), as of the date of this Agreement, (i) there are no voting or equity securities of any class of capital stock of Galileo, or any security exchangeable into or exercisable for such securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls or other rights or agreements of any character to which Galileo or any of its Subsidiaries is a party or by which Galileo or any of its Subsidiaries is bound obligating Galileo or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other voting or equity interests of Galileo or any security or rights convertible into or exchangeable or exercisable for any such shares or other voting or equity interests, or obligating Galileo or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or agreement. As of the date of this Agreement, Galileo does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. As of the date of this Agreement, neither Galileo nor any of its Subsidiaries is a party to or is bound by any, and to the knowledge of Galileo, there are no, agreements with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Galileo. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933 (the “Securities Act”). Except as contemplated by this Agreement, there is no rights agreement, “poison pill” anti-takeover plan or other agreement of similar effect to which Galileo or any of its Subsidiaries is a party or by which it or they are bound and, as of the date of this Agreement, there are no registration rights, in each case with respect to any equity security of any class of Galileo.
          (e) All outstanding shares of Galileo Common Stock are, and all shares of Galileo Common Stock subject to issuance as specified in Section 3.2(c), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BCA, Galileo’s Articles of Incorporation or Bylaws or any agreement to which Galileo is a party or is otherwise bound or subject. As of the date hereof, there are no obligations, contingent or otherwise, of Galileo or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Galileo Common Stock.
          (f) No consent of the holders of Galileo Stock Options is required in connection with the actions contemplated by Section 2.3.
     3.3 Subsidiaries.
          (a) Section 3.3 of the Galileo Disclosure Letter sets forth, for each Subsidiary of Galileo as of the date of this Agreement: (i) its name; and (ii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other entity or business enterprise in which such party (or another Subsidiary of such party) holds, directly or indirectly, stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or other ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
          (b) Each Subsidiary of Galileo (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and (ii) is duly qualified to do business and is in good standing or has equivalent status in each jurisdiction where the character of its properties owned, operated or leased or the nature of its business or activities makes such qualification necessary, except, in the case of this clause (ii), for such failures to be so qualified or in good standing as have not had, and are not reasonably likely to have, individually or in the aggregate, a Galileo Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Galileo are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by Galileo or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, limitations in Galileo’s voting rights, charges or other encumbrances of any nature, other than those created under the Galileo Credit Facility. As of the date of this Agreement; there are no outstanding or authorized options, warrants, calls or other rights agreements to which Galileo or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Galileo; there are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Galileo; and there are no voting trusts, proxies or other agreements with respect to the voting of any capital stock of any Subsidiary of Galileo.
          (c) As of the date of this Agreement, Galileo does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary of Galileo; and there are no obligations, contingent or otherwise, of Galileo or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interest of any Subsidiary of Galileo or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Galileo or any other entity, other than guarantees of bank obligations of Subsidiaries of Galileo entered into in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”).
     3.4 Authority; No Conflict; Required Filings and Consents.
          (a) Galileo has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, subject only to the approval of this Agreement (the “Galileo Voting Proposal”) by Galileo’s shareholders under the BCA (the “Galileo Shareholder Approval”). Without limiting the generality of the foregoing, the Galileo Board, at a meeting duly called and held, by the unanimous vote of all directors, approved resolutions that (i) determined that the transactions contemplated by this Agreement are advisable and fair to, and in the best interests of, Galileo and its shareholders, (ii) approved this Agreement in accordance with the provisions of the BCA, (iii) directed that this Agreement and the Galileo Merger be submitted to the shareholders of Galileo for their approval and (iv) recommended that the shareholders of Galileo vote in favor of the Galileo Voting Proposal. No “moratorium”, “control share acquisition”, “business combination”, “fair price”, “interested stockholder” or other form of anti-takeover law (collectively, “Takeover Laws”) of the Republic of the Marshall Islands applies or purports to apply to Galileo with respect to the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Galileo have been duly authorized by all necessary corporate action on the part of Galileo, subject only to the required receipt of the Galileo Shareholder Approval. This Agreement has been duly executed and delivered by Galileo and constitutes the valid and binding obligation of Galileo, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
     (b) The execution and delivery of this Agreement by Galileo do not, and the consummation by Galileo of the transactions contemplated by this Agreement and performance by Galileo of its obligations hereunder shall not (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of Galileo or of the charter, bylaws, or other organizational document of any Subsidiary of Galileo, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature (“Liens”) on Galileo’s or any of its Subsidiaries’ assets under any of the terms, conditions or provisions of any agreement to which Galileo or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Galileo Shareholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Galileo or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that have not had, and are not reasonably likely to have, individually or in the aggregate, a Galileo Material Adverse Effect.
          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any federal, state, local or foreign government, any court, arbitrational tribunal, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”) or any stock market or stock exchange on which shares of Galileo Common Stock are listed for trading is required by or with respect to Galileo or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Galileo or the consummation by Galileo of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (ii) the filing of the Articles of Merger with the Registrar of Corporations of the Republic of the Marshall Islands and appropriate corresponding documents with the appropriate authorities of other jurisdictions in which Galileo is qualified as a foreign corporation to transact business, (iii) the filing of the Joint Proxy Statement/Prospectus with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934 (the “Exchange Act”), (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (vi) such consents, authorizations, orders, filings, approvals and registrations which, if not obtained or made, have not had, and would not be reasonably likely to have, individually or in the aggregate, a Galileo Material Adverse Effect.
          (d) The affirmative vote for approval of the Galileo Voting Proposal by the holders of a majority of the outstanding shares of Galileo Common Stock on the record date for the meeting of Galileo’s shareholders to consider the Galileo Voting Proposal (the “Galileo Meeting”) is the only vote of the holders of any class or series of Galileo’s capital stock or other securities necessary to approve this Agreement and for consummation by Galileo of the transactions contemplated by this Agreement. No bonds, debentures, notes or other indebtedness of Galileo having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which shareholders of Galileo or any of its Subsidiaries may vote are issued or outstanding or subject to issuance.
     3.5 SEC Filings; Financial Statements; Information Provided.

          (a) Galileo has filed or furnished all SEC Documents required to be filed or furnished by Galileo with the SEC since January 1, 2008. All such SEC Documents (including those that Galileo may file or furnish after the date hereof until the Closing) are referred to herein as the “Galileo SEC Documents.” All of the Galileo SEC Documents are publicly available on the SEC’s EDGAR system. Galileo has made available to Archer copies of all comment letters received by Galileo from the staff of the SEC since January 1, 2008, and all responses to such comment letters by or on behalf of Galileo. All Galileo SEC Documents (x) were or will be filed or furnished on a timely basis, (y) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Galileo SEC Documents, and (z) did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Galileo SEC Documents or necessary in order to make the statements in such Galileo SEC Documents, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Galileo is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.
          (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Galileo SEC Documents at the time filed or furnished (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC under the Exchange Act), and (iii) fairly presented or will fairly present the consolidated financial position of Galileo and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Galileo and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect. The consolidated, unaudited balance sheet of Galileo as of March 31, 2008 is referred to herein as the “Galileo Balance Sheet.”
          (c) The information to be supplied by or on behalf of Galileo for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by New Parent pursuant to which shares of New Parent Common Stock issued in connection with the Combinations shall be registered under the Securities Act (the “Registration Statement”), or to be included or supplied by or on behalf of Galileo for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Galileo for inclusion or incorporation by reference in the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) to be sent to the shareholders of Galileo and Archer in connection with the Galileo Meeting and the Archer Meeting, shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of Galileo or Archer, or at the time of the Galileo Meeting or the Archer Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in the Joint Proxy Statement/Prospectus, in the light of the circumstances under which they were made, not misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Galileo Meeting or the Archer Meeting which has become false or misleading.
     3.6 No Undisclosed Liabilities. Except for liabilities and obligations (a) reflected or reserved against in the Galileo Balance Sheet (or described in the notes thereto), (b) incurred in connection with this Agreement or the transactions contemplated hereby, (c) incurred since the date of the Galileo Balance Sheet in the Ordinary Course of Business and (d) incurred pursuant to contracts (other than liabilities for breach thereof), Galileo and its Subsidiaries do not have, as of the date of this Agreement, any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, that have had, or are reasonably likely to have, individually or in the aggregate, a Galileo Material Adverse Effect.
     3.7 Absence of Certain Changes or Events. Since the date of the Galileo Balance Sheet and on or prior to the date hereof, and other than as expressly permitted by this Agreement, Galileo and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, occurrence, state of facts, development or effect that has had, or is reasonably likely to have, individually or in the aggregate, a Galileo Material Adverse Effect; or (ii) any other action or event that would have required the consent of Archer pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.
     3.8 Taxes.
          (a) Galileo and each of its Subsidiaries has properly filed on a timely basis all material Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. Each of Galileo and its Subsidiaries has in all material respects paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of Galileo and each of its Subsidiaries for Tax periods through the date of the Galileo Balance Sheet do not exceed in any material respect the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Galileo Balance Sheet and all unpaid Taxes of Galileo and each of its Subsidiaries for all Tax periods commencing after the date of the Galileo Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. Neither Galileo nor any of its Subsidiaries (i) has any actual or potential liability as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than Galileo or any of its Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All material Taxes that Galileo or any of its Subsidiaries was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity. As used in this Agreement, “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof, and “Tax Returns” shall mean any and all reports, returns, or declarations relating to Taxes, including any schedule or attachment thereto, including any amendment thereof.
          (b) Galileo has delivered or made available to Archer (i) copies of all Tax Returns of Galileo and its Subsidiaries relating to Taxes for all taxable periods since 2005 for which the applicable statute of limitations has not yet expired, and (ii) copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Galileo or any of its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. No examination or audit of any Tax Return of Galileo or any of its Subsidiaries by any Governmental Entity has been made, is currently in progress or, to the knowledge of Galileo, threatened or contemplated. Neither Galileo nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that Galileo or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither Galileo nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority.
          (c) Section 3.8(c) of the Galileo Disclosure Letter sets forth each jurisdiction (other than United States federal) in which Galileo or any of its Subsidiaries files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis since January 1, 2005.
          (d) Neither Galileo nor any of its Subsidiaries is or has been a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code.
          (e) Galileo is not a controlled foreign corporation within the meaning of Section 957(a) of the Code.
          (f) Each of the Subsidiaries of Galileo has elected to be, and is, disregarded as a separate entity for United States federal income tax purposes in accordance with Section 7701 of the Code.
          (g) All income derived by Galileo and its Subsidiaries from the international operation of ships (as defined in Section 883 of the Code) has been and is exempt from United States federal income taxes pursuant to Section 883 of the Code.
          (h) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of Galileo or any of its Subsidiaries, other than with respect to Taxes not yet due and payable or being contested in good faith.

          (i) Neither Galileo nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
     3.9 Agreements, Contracts and Commitments.
          (a) As of the date of this Agreement, there are no agreements that are material to the business, financial condition or results of operations of Galileo and its Subsidiaries, taken as a whole (“Galileo Material Contracts”), other than those Galileo Material Contracts identified on the exhibit indices of the Galileo Filed SEC Documents. Each Galileo Material Contract is in full force and effect and is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither Galileo nor any of its Subsidiaries nor, to Galileo’s knowledge, any other party to any Galileo Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any agreement to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that have not had, and are not reasonably likely to have, individually or in the aggregate, a Galileo Material Adverse Effect.
          (b) As of the date of this Agreement, there are no agreements to which Galileo or any of its Subsidiaries is a party or bound with any Affiliate of Galileo (other than any Subsidiary which is a direct or indirect wholly owned Subsidiary of Galileo or agreements with directors or officers of Galileo or its Subsidiaries that are disclosed in the Galileo Filed SEC Documents). Except as disclosed in the Galileo Filed SEC Documents, as of the date of this Agreement, neither Galileo nor any of its Subsidiaries has entered into any transaction with any Affiliate of Galileo or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation  S-K.
          (c) As of the date of this Agreement, there is no non-competition or other similar agreement, judgment, injunction or order to which Galileo or any of its Subsidiaries is a party or is subject that has or would reasonably be expected to have the effect of prohibiting, restricting or impairing in any material respect the conduct of the business of Galileo or any of its Subsidiaries or, following the Effective Time, Archer or any of its Subsidiaries as currently conducted and as proposed to be conducted.
     3.10 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Galileo, threatened against or affecting Galileo or any of its Subsidiaries that, has had, or is reasonably likely to have, individually or in the aggregate, a Galileo Material Adverse Effect. There are no material judgments, orders or decrees outstanding against Galileo or any of its Subsidiaries.
     3.11 Environmental Matters.
          (a) Except for those matters that have not had, and would not be reasonably likely to have, individually or in the aggregate, a Galileo Material Adverse Effect: (i) each of Galileo and its Subsidiaries, and each currently owned, operated or leased Galileo Vessel of Galileo or any of its Subsidiaries, is, and has been since September 21, 2004, in compliance with all applicable Environmental Laws, (ii) each of Galileo and its Subsidiaries has obtained and complied with all Galileo Permits required under any Environmental Laws to own, lease or operate its properties or other assets (including Galileo Vessels) and to carry on its business and operations as currently conducted; (iii) since September 21, 2004, there has been no Release of any Hazardous Materials from any Galileo Vessel in violation of any Environmental Law resulting (or that would reasonably be expected to result) in liability to Galileo or any of its Subsidiaries from any of its current or former operations and neither Galileo nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, or transported or handled any Hazardous Materials in violation of any Environmental Law; (iv) there is no investigation, suit, claim, action or proceeding pending, or to the knowledge of Galileo, threatened against or affecting Galileo or any of its Subsidiaries relating to or arising under any Environmental Law, and neither Galileo nor any of its Subsidiaries has received any notice of any such investigation, suit, claim, action or proceeding; and (v) neither Galileo nor any of its Subsidiaries has entered into or assumed by agreement or operation of law or otherwise any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Law. To the knowledge of Galileo, as of the date of this Agreement, the Galileo Financial Statements contain an adequate reserve as determined in accordance with GAAP for liabilities and obligations under Environmental Laws and with respect to Hazardous Materials. Galileo has made available to Archer all written environmental compliance reports provided to Galileo’s audit committee since September 21, 2004, relating to Galileo or any of Galileo’s past or current properties, including Galileo Vessels, or operations. The only representations and warranties of Galileo in this Agreement relating to any environmental matters or any other obligation or liability with respect to Hazardous Materials or arising under Environmental Laws are those set forth in this Section 3.11.
          (b) For purposes of this Agreement:
               (i) “Environmental Laws” means all applicable federal, state, local, international and foreign laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, treaties, conventions, agreements or Galileo Permits (with respect to Galileo and its Subsidiaries) or Archer Permits (with respect to Archer and its Subsidiaries), issued, promulgated or entered into by or with any Governmental Entity relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release or threat of Release of, or exposure to, Hazardous Materials, otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Oil Pollution Act of 1990.
               (ii) “Hazardous Materials” means (1) petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances or (2) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law to which liabilities, restrictions, remediation or standards of conduct are imposed pursuant to any Environmental Laws, including asbestos, formaldehyde, polychlorinated biphenyls, lead based paint, radioactive materials, waste oil and other petroleum products.

               (iii) “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, pumping, dumping, disposing or migrating into or through the environment or any natural or man-made structure.
               (iv) “Galileo Vessel” means a vessel owned, chartered, managed or leased by Galileo or any Subsidiary of Galileo, including tugs, barges, tankers and articulated tug barge units.
     3.12 Employee Benefit Plans.
          (a) Galileo has made available to Archer a complete and accurate list, as of August 1, 2008, of all material Employee Benefit Plans maintained, or contributed to, by Galileo, any of Galileo’s Subsidiaries or any of their ERISA Affiliates (together, the “Galileo Employee Plans”). For purposes of this Agreement:
               (i) “Employee Benefit Plan” means (A) any domestic or foreign employee pension benefit plan (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA); (B) any domestic or foreign employee welfare benefit plan (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA; (C) any domestic or foreign employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; and (D) any other written or oral plan, program, policy, agreement or arrangement involving direct or indirect compensation and benefits, including insurance coverage, severance benefits, loans, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation, other equity or equity based compensation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements for the benefit of, or relating to, any current or former director, officer, employee or consultant of the entity in question or any of its Subsidiaries or ERISA Affiliates.
               (ii) “ERISA” means the Employee Retirement Income Security Act of 1974.
               (iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code), any of which includes or included the entity in question or any of its Subsidiaries.
          (b) With respect to each Galileo Employee Plan, Galileo has furnished or made available to Archer, a complete and accurate copy of (i) such plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Galileo Employee Plan, (iv) the most recent financial statements for each Galileo Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies, (vi) all employee handbooks and (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code for 2007.

          (c) Except as has not had, and would not be reasonably likely to have, individually or in the aggregate, a Galileo Material Adverse Effect, (i) each Galileo Employee Plan has been administered in accordance with all applicable laws and the regulations thereunder and in accordance with its terms, (ii) each of Galileo, Galileo’s Subsidiaries and their ERISA Affiliates has met its obligations with respect to such Galileo Employee Plan and has made all required contributions thereto (or reserved such contributions on the Galileo Balance Sheet), and (iii) Galileo, Galileo’s Subsidiaries, each of their respective ERISA Affiliates and each Galileo Employee Plan are in compliance with all applicable laws. With respect to Galileo Employee Plans, no event has occurred, and to the knowledge of Galileo, there exists no condition or set of circumstances in connection with which Galileo or any of its Subsidiaries could be subject to any liability that has had, and is reasonably likely to have, individually or in the aggregate have a Galileo Material Adverse Effect under ERISA, the Code or any other applicable law.
          (d) Neither Galileo, any Subsidiary of Galileo nor any of their ERISA Affiliates has (i) ever maintained or contributed to an Employee Benefit Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Galileo Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Galileo Employee Plan holds securities issued by Galileo, any of Galileo’s Subsidiaries or any of their ERISA Affiliates.
          (e) Except as disclosed in the Galileo Filed SEC Documents, as of the date of this Agreement, neither Galileo nor any of its Subsidiaries is a party to any oral or written: (i) agreement with any shareholders, director, executive officer or other key employee of Galileo or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Galileo or any of its Subsidiaries of the nature of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Galileo or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or similar law of another jurisdiction or would be characterized as an “excess parachute payment” (as defined in Section 280G of the Code, without regard to Section 280G(b)(4) (or similar law of another jurisdiction); or (iii) agreement or plan binding Galileo or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of the transactions contemplated by this Agreement.
          (f) None of the Galileo Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.
          (g) With respect to each Galileo Employee Plan that is maintained outside the jurisdiction of the United States or primarily covers employees residing or working outside the United States, (i) the Galileo Employee Plan has been established, maintained and administered in all material respects in compliance with its terms and all applicable Laws; (ii) all contributions and expenses that are required to be made have been made or properly accrued; and (iii) with respect to any such Galileo Employee Plan that is intended to be eligible to receive favorable tax treatment under the Laws applying to such Galileo Employee Plan, all requirements necessary to obtain such favorable tax treatment have been satisfied.
     3.13 Compliance With Laws. Except with respect to Environmental Laws, ERISA and Taxes, which are the subjects of Sections 3.11, 3.12 and 3.8, respectively, each of Galileo and its Subsidiaries has complied with, is not in violation of, and has not received any written notice alleging any violation with respect to, any applicable provisions of any statute, law, ordinance, rule, regulation, judgment, order or decree of all Governmental Entities (collectively, “Legal Provisions”) and all Galileo Maritime Guidelines with respect to the conduct of its business, or the ownership or operation of its properties or assets (including Galileo Vessels), except for failures to comply or violations that have not had, and are not reasonably likely to have, individually or in the aggregate, a Galileo Material Adverse Effect. For purposes of this Agreement, “Galileo Maritime Guideline” means any United States or non-United States rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Galileo Vessel, and to which a Galileo Vessel is subject, imposed or published by any Governmental Entity, the International Maritime Organization, such Galileo Vessel’s classification society or the insurer(s) of such Galileo Vessel.
     3.14 Permits. Galileo and each of its Subsidiaries have all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities or pursuant to any Galileo Maritime Guideline necessary for it to own, lease or operate its properties (including its Vessels) and other assets and to carry on its business and operations as currently conducted or as presently contemplated to be conducted (the “Galileo Permits”), except for such permits, licenses and franchises the lack of which, has not had, and is not reasonably likely to have, individually or in the aggregate, a Galileo Material Adverse Effect. Galileo and its Subsidiaries are in compliance with the terms of the Galileo Permits, except where the failure to so comply has not had, and is not reasonably likely to have, individually or in the aggregate, a Galileo Material Adverse Effect.
     3.15 Employees. Neither Galileo nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement with a labor union or labor organization. Neither Galileo nor any of its Subsidiaries is the subject of any proceeding asserting that Galileo or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that has had, or is reasonably likely to have, individually or in the aggregate, a Galileo Material Adverse Effect, nor is there pending or, to the knowledge of Galileo, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Galileo or any of its Subsidiaries. In connection with the consummation of the Combinations, Galileo intends to enter into a termination of the employment agreement of its Chief Executive Officer on terms previously described to Archer.
     3.16 Insurance. Section 3.16 of the Galileo Disclosure Letter lists all protection and indemnity, hull and machinery and war risks insurance policies and club entries covering the Galileo Vessels, as in effect on the date hereof and with the insurance companies or protection and indemnity clubs and associations set forth therein. All such insurances and entries are valid and in full force and effect. Galileo and its Subsidiaries have paid all premiums and calls currently due in respect of such insurance policies and club entries and Galileo has not received any notice that any insurance policy or entry has been cancelled.
     3.17 Vessels. Section 3.17 of the Galileo Disclosure Letter sets forth a description of each Galileo Vessel (categorized by type), including its name, owner capacity (gt or dwt, as specified therein), year built, its classification society, whether such Vessel is currently operating in the spot or time charter market. Except as has not had, and is not reasonably likely to have, individually or in the aggregate, a Galileo Material Adverse Effect, each Galileo Vessel owned by Galileo or a Subsidiary of Galileo (i) is duly registered under the flags of either the Marshall Islands or Liberia, (ii) is seaworthy and in good operating condition, (iii) has all national and international operating and trading certificates and endorsements, each valid and unextended, that are required for the operation of such Galileo Vessel in the trades and geographic areas in which it is operated, and (iii) has been classed by a classification society that is a member of the International Association of Classification Societies, and is fully in class with no outstanding material recommendations or notations. Except as has not had, and is not reasonably likely to have, individually or in the aggregate, a Galileo Material Adverse Effect, (A) no event has occurred and no condition exists that would cause any Galileo Vessel’s class to be suspended or withdrawn and (B) all events and conditions that are required to be reported as to class have been disclosed and reported to such Galileo Vessel’s classification society. As of the date of this Agreement, either Galileo or one of its Subsidiaries, as applicable, is the sole owner of each Galileo Vessel and has good title to such Galileo Vessel. Prior to the date of this Agreement, Galileo has delivered or made available to Archer accurate, complete and correct copies of all SIRE and vetting inspection reports relating to each Galileo Vessels since December 14, 2007.
     3.18 No Existing Discussions. As of the date of this Agreement, neither Galileo nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party other than Archer with respect to an Acquisition Proposal.
     3.19 Opinion of Financial Advisor. The Galileo Board has received the opinion of UBS Securities LLC (the “Galileo Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and based upon and subject to various assumptions made, procedures followed, matters considered and limitations described in the opinion, the Galileo Exchange Ratio is fair, from a financial point of view, to Galileo. A written copy of such opinion will be provided (solely for informational purposes) to Archer promptly following the execution of this Agreement.
     3.20 Rights Agreement. Galileo has duly entered into an amendment to the Galileo Rights Plan, a signed copy of which has been delivered to Archer (the “Galileo Rights Plan Amendment”) and taken all other action necessary or appropriate so that the entering into of this Agreement does not and will not result in the ability of any person to exercise any Galileo Rights under the Galileo Rights Plan or enable or require Galileo Rights issued thereunder to separate from the shares of Galileo Common Stock to which they are attached or to be triggered or become exercisable or cease to be redeemable.
     3.21 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, or agreement of Galileo or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, except the Galileo Financial Advisor, whose fees and expense shall be paid by Galileo. Galileo has delivered or made available to Archer a copy of all agreements pursuant to which the Galileo Financial Advisor is entitled to any fees and expenses in connection with the transactions contemplated by this Agreement.
     3.22 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act of 2002.
          (a) Galileo and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Galileo and to maintain accountability for Galileo’s consolidated assets, (iii) access to assets of Galileo and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Galileo and its Subsidiaries is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
          (b) Galileo maintains disclosure controls and procedures as required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning Galileo and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Galileo’s filings with the SEC and other public disclosure documents.
          (c) Neither Galileo nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including any certifications required by Section 906 of the Sarbanes-Oxley Act of 2002.
          (d) Galileo has not, since August 29, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Galileo, and there are no loans or extensions of credit maintained by Galileo to which the second sentence of Section 13(k)(1) of the Exchange Act applies.
          (e) Each of the principal executive officer and the principal financial officer of Galileo (or each former principal executive officer of Galileo and each former principal financial officer of Galileo, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to Galileo SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.
     3.23 Real Property.

          (a) Owned Real Property. Neither Galileo nor any of its Subsidiaries owns any real property.
          (b) Leased Real Property. Set forth in the Galileo Filed SEC Documents or the Galileo Disclosure Letter is a list of all leases and subleases of real property (collectively, the “Galileo Real Property Leases”) under which Galileo or any of its Subsidiaries is either lessor or lessee (the “Galileo-Leased Real Property”). Galileo has heretofore made available to Archer true and complete copies of each Galileo Real Property Lease (except for Galileo’s leased real property in Portugal, with respect to which only a summary of the relevant Real Property Lease has been provided). All Galileo Real Property Leases are valid and binding contracts of Galileo or the applicable Subsidiary of Galileo, and are in full force and effect (except for those that have terminated or will terminate by their own terms), in each case, except where such failure to be valid, binding or in full force and effect has not had, and is not reasonably likely to have, individually or in the aggregate, a Galileo Material Adverse Effect, and neither Galileo nor any of its Subsidiaries, nor, to the knowledge of Galileo, any other party thereto, is in violation or breach of or default (or with notice or lapse of time, or both, would be in violation or breach of or default) under the terms of any such contract, in each case, except where such default has not had, and is not reasonably likely to have, individually or in the aggregate, a Galileo Material Adverse Effect. Galileo and its Subsidiaries have not subleased, licensed or otherwise granted any entity or individual the right to use or occupy such Galileo-Leased Real Property or any portion thereof.
     3.24 Personal Property. Except as set forth in the Galileo Filed SEC Documents or the Galileo Disclosure Letter, Galileo does not own or lease any material personal property.
     3.25 Intellectual Property.
          (a) Galileo and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade secrets, trade names, service marks, copyrights and other proprietary intellectual property rights and computer programs (the “Intellectual Property Rights”) which are material to the conduct of the business of Galileo and its Subsidiaries, except where the failure to own or license such Intellectual Property Rights, has not had, and is not reasonably likely to have, individually or in the aggregate, a Galileo Material Adverse Effect.
          (b) To the knowledge of Galileo, neither Galileo nor any of its Subsidiaries has infringed upon, misappropriated or come into conflict with any Intellectual Property Rights of any other person, except for such infringements, misappropriations or conflicts that, individually or in the aggregate, have not had, and would not be reasonably likely to have a Galileo Material Adverse Effect. Neither Galileo nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict (including any claim that Galileo or any such Subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) which has not been settled or otherwise fully resolved or is not reasonably likely to result in material liability to Galileo. To Galileo’s knowledge, no other person has infringed upon, misappropriated or otherwise violated any Intellectual Property Rights of Galileo or any of its Subsidiaries, except for such infringements, misappropriations or other conflicts that have not had, and are not reasonably likely to have, individually or in the aggregate, a Galileo Material Adverse Effect.
     3.26 Certain Business Practices. Except as has not had, and is not reasonably likely to have, individually or in the aggregate, a Galileo Material Adverse Effect, neither Galileo nor any of its Subsidiaries nor (to the knowledge of Galileo) any director, officer, agent or employee of Galileo or any of its Subsidiaries (a) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of Galileo or any of its Subsidiaries, (b) made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of Galileo or any of its Subsidiaries, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or (c) made any other unlawful payment.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ARCHER
     Archer represents and warrants to Galileo that the statements contained in this Article IV are true and correct, except as set forth (i) in the SEC Documents filed with or furnished to the SEC by Archer and publicly available on or after January 1, 2008 and prior to the date of this Agreement (the “Archer Filed SEC Documents”) (but only to the extent it is clearly apparent that the disclosure contained in such filed or furnished documents is relevant to one or more of the representations and warranties contained in this Article IV and excluding any disclosure in any “Risk Factors” section or any forward looking or hypothetical statements contained in such filed or furnished documents) or (ii) in the disclosure letter delivered by Archer to Galileo on the date of this Agreement (the “Archer Disclosure Letter”). The Archer Disclosure Letter shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article IV and the disclosure in any section shall qualify (1) the corresponding section in this Article IV and (2) the other sections in this Article IV, but only to the extent that it is clearly apparent from a reading of such disclosure that it also qualifies or applies to such other sections in this Article IV.
     4.1 Organization, Standing and Corporate Power. Archer (a) is a corporation duly organized, validly existing and in good standing or has equivalent status under the laws of Bermuda and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and (b) is duly qualified or licensed to do business and is in good standing or has equivalent status in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its business or activities makes such qualification necessary, except, in the case of this clause (b), for such failures to be so qualified or in good standing that have not had, and are not reasonably likely to have, individually or in the aggregate, an Archer Material Adverse Effect. For purposes of this Agreement, the term “Archer Material Adverse Effect” means any change, event, effect, circumstance, occurrence, state of facts or development that, individually or in the aggregate with all such other changes, events, effects, circumstances, occurrences, states of facts and developments, is or is reasonably likely to be materially adverse to (i) the business, assets (including vessels), financial condition or results of operations of

Archer and its Subsidiaries, taken as a whole, or (ii) the ability of Archer to consummate the transactions contemplated by this Agreement on a reasonably prompt basis; provided that the following shall not be deemed to constitute an “Archer Material Adverse Effect”: any change, event, effect, circumstance, occurrence, state of facts or development to the extent caused by or resulting from (A) changes, events, circumstances or developments in prevailing economic or market conditions in the United States or any other jurisdiction in which Archer and its Subsidiaries, taken as a whole, have substantial business operations (except to the extent those changes have a materially disproportionate effect on Archer and its Subsidiaries, taken as a whole, relative to Galileo and its Subsidiaries, taken as a whole, in which case the incremental disproportionate impact(s) may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, an Archer Material Adverse Effect), (B) changes, events, circumstances or developments occurring after the date hereof, affecting the industries in which Archer and Galileo operate generally (except to the extent those changes or events have a materially disproportionate effect on Archer and its Subsidiaries, taken as a whole, relative to Galileo and its Subsidiaries, taken as a whole, in which case the incremental disproportionate impact(s) may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, an Archer Material Adverse Effect), (C) changes announced or effective after the date hereof in GAAP applicable to Archer and its Subsidiaries (except to the extent those changes have a materially disproportionate effect on Archer and its Subsidiaries, taken as a whole, relative to Galileo and its Subsidiaries, taken as a whole, in which case the incremental disproportionate impact(s) may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, an Archer Material Adverse Effect), (D) changes announced or effective after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a materially disproportionate effect on Archer and its Subsidiaries, taken as a whole, relative to Galileo and its Subsidiaries, taken as a whole, in which case the incremental disproportionate impact(s) may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, an Archer Material Adverse Effect), (E) the announcement and pendency of this Agreement and the transactions contemplated hereby, or (F) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located; and provided, further, that in no event shall a change in the trading prices or volume of Archer’s capital stock, by itself, be considered an “Archer Material Adverse Effect”.
     4.2 Capitalization.
          (a) The authorized share capital of Archer consists of 60,000,000 shares of Archer Common Stock, 4,000,000 preference shares, $.01 par value per share (“Archer Preferred Stock”), of which 60,000 shares are designated Series A Junior Participating Preference Shares and 12,000 founder shares, $1.00 par value per share (“Archer Founder Stock”). The rights and privileges of each class of Archer’s share capital are as set forth in Archer’s Memorandum of Association and Bye-laws. As of the close of business on the business day prior to the date of this Agreement, (i) 15,500,000 shares of Archer Common Stock were issued and outstanding, (ii) no shares of Archer Common Stock were held in the treasury of Archer or by Subsidiaries of

Archer, (iii) no shares of Archer Preferred Stock were issued and outstanding and (iv) no shares of Archer Founder Stock were issued and outstanding.
          (b) Except (x) as set forth in this Section 4.2 and (y) the rights to purchase one one-thousandth of a share of Series A Junior Participating Preference Shares of Archer (the “Archer Rights”) issued and issuable under the Rights Agreement, dated as of June 26, 2008, by and between Archer and American Stock Transfer & Trust Company, LLC (the “Archer Rights Plan”), (i) there are no voting or equity securities of any class of capital stock of Archer, or any security exchangeable into or exercisable for such securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls or other rights or agreements of any character to which Archer or any of its Subsidiaries is a party or by which Archer or any of its Subsidiaries is bound obligating Archer or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other voting or equity interests of Archer or any security or rights convertible into or exchangeable or exercisable for any such shares or other voting or equity interests, or obligating Archer or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or agreement. Archer does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither Archer nor any of its Subsidiaries is a party to or is bound by any, and to the knowledge of Archer, there are no, agreements with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Archer. Except as contemplated by this Agreement or described in this Section 4.2(b), there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other agreement of similar effect to which Archer or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Archer.
          (c) All outstanding shares of Archer Common Stock are, and all shares of Archer Common Stock subject to issuance pursuant to Article II, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act, Archer’s Memorandum of Association or Bye-laws or any agreement to which Archer is a party or is otherwise bound or subject. There are no obligations, contingent or otherwise, of Archer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Archer Common Stock.
     4.3 Subsidiaries.
          (a) Section 4.3 of the Archer Disclosure Letter sets forth, for each Subsidiary of Archer: (i) its name; and (ii) the jurisdiction of organization.
          (b) Each Subsidiary of Archer (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and (ii) is duly qualified or licensed to do business and is in good standing or has equivalent status in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except, in the case of this clause (ii), for such failures to be so qualified, licensed or in good standing that have not had, and are not reasonably likely to have, individually or in the aggregate, an Archer Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Archer are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by Archer or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, limitations in Archer’s voting rights, charges or other encumbrances of any nature, other than those created under the Archer Credit Facility. There are no outstanding or authorized options, warrants, calls or other rights or agreements to which Archer or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Archer. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Archer. There are no voting trusts, proxies or other agreements with respect to the voting of any capital stock of any Subsidiary of Archer.
          (c) Archer has delivered or made available to Galileo copies of Archer’s Memorandum of Association and Bye-laws, the Merger Sub’s Articles of Incorporation and By-laws and the charter, bylaws or other organizational documents of each other Subsidiary of Archer.
          (d) Archer does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary of Archer; and there are no obligations, contingent or otherwise, of Archer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interest of any Subsidiary of Archer or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Archer or any other entity, other than guarantees of bank obligations of Subsidiaries of Archer entered into in the Ordinary Course of Business.
     4.4 Authority; No Conflict; Required Filings and Consents.
          (a) Archer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, subject only to the approval of this Agreement (the “Archer Voting Proposal”) by Archer’s shareholders under the Companies Act (the “Archer Shareholder Approval”). Without limiting the generality of the foregoing, the Archer Board, at a meeting duly called and held, by the unanimous vote of all directors, approved resolutions that (i) determined that the transactions contemplated by this Agreement are advisable and fair to, and in the best interests of, Archer and its shareholders, (ii) approved this Agreement in accordance with the provisions of the Companies Act, (iii) directed that the Archer Voting Proposal be submitted to the shareholders of Archer for their approval and (iv) recommended that the shareholders of Archer vote in favor of the approval of the Archer Voting Proposal. No Takeover Laws of the Islands of Bermuda apply or purport to apply to Archer with respect to the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this

Agreement by Archer have been duly authorized by all necessary corporate action on the part of Archer, subject only to the required receipt of the Archer Shareholder Approval. This Agreement has been duly executed and delivered by Archer and constitutes the valid and binding obligation of Archer, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (b) The execution and delivery of this Agreement by Archer do not, and the consummation by Archer of the transactions contemplated by this Agreement and the performance by Archer of its obligations hereunder shall not, (i) conflict with, or result in any violation or breach of, any provision of the Memorandum of Association and Bye-laws of Archer or of the charter, bylaws or other organizational document of any other Subsidiary of Archer, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Archer’s or any of its Subsidiaries’ assets under any of the terms, conditions or provisions of any agreement to which Archer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Archer Shareholder Approval and compliance with the requirements specified in clauses (i) through (vi) of Section 4.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Archer or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that have not had, and are not reasonably likely to have, individually or in the aggregate, an Archer Material Adverse Effect.
          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Archer Common Stock are listed for trading is required by or with respect to Archer or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Archer of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, (ii) the filing of the Amalgamation Certificate with the Registrar of Companies of Bermuda and appropriate corresponding documents with the appropriate authorities of other jurisdictions in which Archer is qualified as a foreign corporation to transact business, (iii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (vi) such consents, authorizations, orders, filings, approvals and registrations which, if not obtained or made, have not had, and would not be reasonably likely to have, individually or in the aggregate, an Archer Material Adverse Effect.
          (d) The affirmative vote for approval of the Archer Voting Proposal by the holders of a majority of the shares of Archer Common Stock on the record date for the meeting of Archer’s shareholders to consider the Archer Voting Proposal (the “Archer Meeting”) is the only vote of the holders of any class or series of Archer’s capital stock or other securities necessary to approve this Agreement and for the consummation by Archer of the transactions contemplated by this Agreement. No bonds, debentures, notes or other indebtedness of Archer having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which shareholders of Archer or any of its Subsidiaries may vote are issued or outstanding or subject to issuance.
     4.5 SEC Filings; Financial Statements; Information Provided.
          (a) Archer has filed or furnished all SEC Documents required to be filed or furnished by Archer with the SEC since January 1, 2008. All such SEC Documents (including those that Archer may file or furnish after the date hereof until the Closing) are referred to herein as the “Archer SEC Documents.” All of the Archer SEC Documents are publicly available on the SEC’s EDGAR system. Archer has made available to Galileo copies of all comment letters received by Archer from the staff of the SEC since January 1, 2008, and all responses to such comment letters by or on behalf of Archer. All Archer SEC Documents (x) were or will be filed or furnished on a timely basis, (y) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Archer SEC Documents, and (z) did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Archer SEC Documents or necessary in order to make the statements in such Archer SEC Documents, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Archer is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.
          (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in Archer SEC Documents at the time filed or furnished (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of Archer and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Archer and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect. The consolidated, unaudited balance sheet of Archer as of March 31, 2008 is referred to herein as the “Archer Balance Sheet.”
          (c) The information in the Registration Statement to be supplied by or on behalf of Archer for inclusion or incorporation by reference in the Registration Statement or to be included or supplied by or on behalf of Archer for inclusion in any Regulation M-A Filing, shall not at the time the Registration Statement or any such Regulation M-A filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Archer for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus to be sent to the shareholders of Archer and Galileo in connection with the Archer Meeting and the Galileo Meeting, shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of Archer or Galileo, or at the time of the Archer Meeting or the Galileo Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in the Joint Proxy Statement/Prospectus, in the light of the circumstances under which they were made, not misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Archer Meeting or the Galileo Meeting which has become false or misleading.
     4.6 No Undisclosed Liabilities. Except for liabilities and obligations (a) reflected or reserved against in the Archer Balance Sheet (or described in the notes thereto), (b) incurred in connection with this Agreement or the transactions contemplated hereby, (c),incurred since the date of the Archer Balance Sheet in the Ordinary Course of Business, and (d) incurred pursuant to contracts (other than liabilities for breach thereof), Archer and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, that have had, or are reasonably likely to have, individually or in the aggregate, an Archer Material Adverse Effect.
     4.7 Absence of Certain Changes or Events. Since the date of the Archer Balance Sheet and on or prior to the date hereof, and other than as expressly permitted by this Agreement, Archer and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, occurrence, state of facts, development or effect that has had, or is reasonably likely to have, individually or in the aggregate, an Archer Material Adverse Effect; or (ii) any other action or event that would have required the consent of Galileo pursuant to Section 5.2 of this Agreement had such action or event occurred after the date of this Agreement.
     4.8 Taxes.
          (a) Archer and each of its Subsidiaries has properly filed on a timely basis all material Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. Each of Archer and its Subsidiaries has in all material respects paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of Archer and each of its Subsidiaries for Tax periods through the date of the Archer Balance Sheet do not exceed in any material respect the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Archer Balance Sheet and all unpaid Taxes of Archer and each of its Subsidiaries for all Tax periods commencing after the date of the Archer Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. Neither Archer nor any of its Subsidiaries (i) has any actual or potential liability as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than Archer or any of its Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All material Taxes that Archer or any of its Subsidiaries was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.
          (b) Archer has delivered or made available to Galileo (i) copies of all Tax Returns of Archer and its Subsidiaries relating to Taxes for all taxable periods since 2005 for which the applicable statute of limitations has not yet expired, and (ii) copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Archer or any of its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. No examination or audit of any Tax Return of Archer or any of its Subsidiaries by any Governmental Entity has been made, is currently in progress or, to the knowledge of Archer, threatened or contemplated. Neither Archer nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that Archer or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither Archer nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority.
          (c) Section 4.8(c) of the Archer Disclosure Letter sets forth each jurisdiction (other than United States federal) in which Archer or any of its Subsidiaries files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis since January 1, 2005.
          (d) Neither Archer nor any of its Subsidiaries is or has been a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code.
          (e) Archer is not a controlled foreign corporation within the meaning of Section 957(a) of the Code.
          (f) Each of the Subsidiaries of Archer has elected to be, and is, disregarded as a separate entity for United States federal income tax purposes in accordance with Section 7701 of the Code.
          (g) All income derived by Archer and its Subsidiaries from the international operation of ships (as defined in Section 883 of the Code) has been and is exempt from United States federal income taxes pursuant to Section 883 of the Code.
          (h) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of Archer or any of its Subsidiaries, other than with respect to Taxes not yet due and payable or being contested in good faith.

          (i) Neither Archer nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
     4.9 Agreements, Contracts and Commitments.
          (a) There are no agreements that are material to the business , financial condition or results of operations of Archer and its Subsidiaries taken as a whole (“Archer Material Contracts”), other than those Archer Material Contracts identified on the exhibit indices of the Archer Filed SEC Documents. Each Archer Material Contract is in full force and effect and is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither Archer nor any of its Subsidiaries nor, to Archer’s knowledge, any other party to any Archer Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any agreement to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that have not had, and are not reasonably likely to have, individually or in the aggregate, an Archer Material Adverse Effect.
          (b) Except as set forth in Section 4.9(b) of the Archer Disclosure Letter, there are no agreements to which Archer or any of its Subsidiaries is a party or bound with any Affiliate of Archer (other than any Subsidiary which is a direct or indirect wholly owned Subsidiary of Archer or agreements with directors or officers of Archer or its Subsidiaries that are disclosed in the Archer Filed SEC Documents). Except as disclosed in the Archer Filed SEC Documents, neither Archer nor any of its Subsidiaries has entered into any transaction with any Affiliate of Archer or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.
          (c) There is no non-competition or other similar agreement, judgment, injunction or order to which Archer or any of its Subsidiaries is a party or is subject that has or would reasonably be expected to have the effect of prohibiting, restricting or impairing in any material respect the conduct of the business of Archer or any of its Subsidiaries or, following the Effective Time, Galileo or any of its Subsidiaries as currently conducted and as proposed to be conducted in any material respect.
     4.10 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Archer, threatened against or affecting Archer or any of its Subsidiaries that, has had, or is reasonably likely to have, individually or in the aggregate, an Archer Material Adverse Effect. There are no material judgments, orders or decrees outstanding against Archer or any of its Subsidiaries.
     4.11 Environmental Matters.
          (a) Except for those matters that have not had, and would not be reasonably likely to have, individually or in the aggregate, an Archer Material Adverse Effect: (i) each of Archer and its Subsidiaries, and each currently owned, operated or leased Archer Vessel of Archer or any of its Subsidiaries, is, and has been since September 21, 2004, in compliance with all applicable Environmental Laws, (ii) each of Archer and its Subsidiaries has obtained and complied with all Archer Permits required under any Environmental Laws to own, lease or operate its properties or other assets (including Archer Vessels) and to carry on its business and operations as currently conducted; (iii) since September 21, 2004, there has been no Release of any Hazardous Materials from any Archer Vessel in violation of any Environmental Law resulting (or that would reasonably be expected to result) in liability to Archer or any of its Subsidiaries from any of its current or former operations and neither Archer nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, or transported or handled any Hazardous Materials in violation of any Environmental Law; (iv) there is no investigation, suit, claim, action or proceeding pending, or to the knowledge of Archer, threatened against or affecting Archer or any of its Subsidiaries relating to or arising under Environmental Laws, and neither Archer nor any of its Subsidiaries has received any notice of any such investigation, suit, claim, action or proceeding; and (v) neither Archer nor any of its Subsidiaries has entered into or assumed by agreement or operation of law or otherwise any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws. To the knowledge of Archer, as of the date of this Agreement, the Archer Financial Statements contain an adequate reserve as determined in accordance with GAAP for liabilities and obligations under Environmental Laws and with respect to Hazardous Materials. Archer has made available to Galileo all written environmental compliance reports provided to Archer’s audit committee since September 21, 2004, relating to Archer or any of Archer’s past or current properties, including Archer Vessels, or operations. The only representations and warranties of Archer in this Agreement relating to any environmental matters or any other obligation or liability with respect to Hazardous Materials or arising under Environmental Laws are those set forth in this Section 4.11.
          (b) For purposes of this Agreement, “Archer Vessel” means a vessel owned, chartered, managed or leased by Archer or any Subsidiary of Archer, including tugs, barges, tankers and articulated tug barge units.
     4.12 Employee Benefit Plans.
          (a) Section 4.12(a) of the Archer Disclosure Letter sets forth a complete and accurate list, as of August 1, 2008, of all material Employee Benefit Plans maintained, or contributed to, by Archer, any of Archer’s Subsidiaries or any of their ERISA Affiliates (together, the “Archer Employee Plans”).
          (b) With respect to each Archer Employee Plan, Archer has furnished or made available to Galileo, a complete and accurate copy of (i) such plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Archer Employee Plan, (iv) the most recent financial statements for each Archer Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies, (vi) all employee handbooks and (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code for 2007.
          (c) Except as has not had, and would not be reasonably likely to have, individually or in the aggregate, an Archer Material Adverse Effect, (i) each Archer Employee Plan has been administered in accordance with all applicable laws and the regulations thereunder and in accordance with its terms, (ii) each of Archer, Archer’s Subsidiaries and their ERISA

Affiliates has met its obligations with respect to such Archer Employee Plan and has made all required contributions thereto (or reserved such contributions on the Archer Balance Sheet), and (iii) Archer, Archer’s Subsidiaries, each of their respective ERISA Affiliates and each Archer Employee Plan are in compliance with all applicable laws.
          (d) Neither Archer, any Subsidiary of Archer nor any of their ERISA Affiliates has (i) ever maintained or contributed to an Employee Benefit Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Archer Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Archer Employee Plan holds securities issued by Archer, any of Archer’s Subsidiaries or any of their ERISA Affiliates.
          (e) Except as disclosed in the Archer Filed SEC Documents, neither Archer nor any of its Subsidiaries is a party to any oral or written (i) agreement with any shareholders, director, executive officer or other key employee of Archer or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Archer or any of its Subsidiaries of the nature of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Archer or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or similar law of another jurisdiction or would be characterized as an “excess parachute payment” (as defined in Section 280G of the Code, without regard to Section 280G(b)(4) (or similar law of another jurisdiction); or (iii) agreement or plan binding Archer or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of the transactions contemplated by this Agreement.
          (f) None of the Archer Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.
          (g) No Archer Employee Plan is maintained outside the jurisdiction of the United States or covers any employees residing or working outside the United States.
     4.13 Compliance With Laws. Except with respect to Environmental Laws, ERISA and Taxes, which are the subjects of Sections 4.11, 4.12 and 4.8, respectively, each of Archer and its Subsidiaries has complied with, is not in violation of, and has not received any written notice alleging any violation with respect to, any applicable Legal Provisions and all Archer Maritime Guidelines with respect to the conduct of its business, or the ownership or operation of its properties or assets (including Archer Vessels), except for failures to comply or violations that have not had, and are not reasonably likely to have, individually or in the aggregate, an Archer Material Adverse Effect. For purposes of this Agreement, “Archer Maritime Guideline” means any United States or non-United States rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to an Archer Vessel, and to which an Archer Vessel is subject, imposed or published by any Governmental Entity, the International Maritime Organization, such Archer Vessel’s classification society or the insurer(s) of such Archer Vessel.
     4.14 Permits. Archer and each of its Subsidiaries have all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities or pursuant to any Archer Maritime Guideline necessary for it to own, lease or operate its properties (including its Vessels) and other assets and to carry on its business and operations as currently conducted or as presently contemplated to be conducted (the “Archer Permits”), except for such permits, licenses and franchises the lack of which, has not had, and is not reasonably likely to have, individually or in the aggregate, an Archer Material Adverse Effect. Archer and its Subsidiaries are in compliance with the terms of the Archer Permits, except where the failure to so comply has not had, and is not reasonably likely to have, individually or in the aggregate, an Archer Material Adverse Effect.
     4.15 Employees. Neither Archer nor any of its Subsidiaries has ever had any employees, except as disclosed in the Archer Filed SEC Documents or on Section 4.15 of the Archer Disclosure Letter. Each of Archer and its Subsidiaries is and has been in compliance with all laws relating to the employment of its employees, except where the failure to be in compliance has not had, and is not reasonably likely to have, individually or in the aggregate, an Archer Material Adverse Effect.
     4.16 Insurance. Section 4.16 of the Archer Disclosure Letter lists all protection and indemnity, hull and machinery and war risks insurance policies and club entries covering the Archer Vessels, as in effect on the date hereof and with the insurance companies or protection and indemnity clubs and associations set forth therein. To the knowledge of Archer, all such insurances and entries are valid and in full force and effect, and all premiums and calls currently due in respect of such insurance policies and club entries have been paid. Neither Archer nor, to the knowledge of Archer, any Manager, has received any notice that any insurance policy or entry has been cancelled. As used herein, the term “Manager” shall have the meaning set forth in each of the Ship Management Agreements, as amended to date, between Northern Marine Management Ltd., as managers, and each of the wholly-owned Subsidiaries of Archer, as owners (collectively, the “Management Agreements”).
     4.17 Vessels. Section 4.17 of the Archer Disclosure Letter sets forth a description of each Archer Vessel (categorized by type), including its name, owner capacity (gt or dwt, as specified therein), year built, its classification society, whether such Vessel is currently operating in the spot or time charter market. Except as has not had, and is not reasonably likely to have, individually or in the aggregate, an Archer Material Adverse Effect, each Archer Vessel owned by Archer or a Subsidiary of Archer (i) is duly registered under the flag of Bermuda, (ii) is seaworthy and in good operating condition, (iii) has all national and international operating and trading certificates and endorsements, each valid and unextended, that are required for the operation of such Archer Vessel in the trades and geographic areas in which it is operated, and (iii) has been classed by a classification society that is a member of the International Association of Classification Societies, and is fully in class with no outstanding material recommendations or notations. Except as has not had, and is not reasonably likely to have, individually or in the aggregate, Archer Material Adverse Effect, (A) no event has occurred and no condition exists that would cause any Archer Vessel’s class to be suspended or withdrawn and (B) all events and conditions that are required to be reported as to class have been disclosed and reported to such Archer Vessel’s classification society. Either Archer or any of its Subsidiaries, as applicable, is the sole owner of each Archer Vessel and has good title to such Archer Vessel. Prior to the date of this Agreement, Archer has delivered or made available to Galileo accurate, complete and correct copies of all inspection reports relating to each Archer Vessel.
     4.18 No Existing Discussions. As of the date of this Agreement, neither Archer nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party other than Galileo with respect to an Acquisition Proposal.
     4.19 Fairness Opinion. Jefferies & Company, Inc. (the “Archer Financial Advisor”) has delivered to the Archer Board an opinion dated the date of this Agreement to the effect that, as of such date, the Archer Exchange Ratio is fair to Archer’s shareholders from a financial point of view, a signed copy of which opinion will be provided (solely for informational purposes) by Archer to Galileo promptly following the execution of this Agreement.
     4.20 Rights Agreement. Archer has duly entered into an amendment to the Archer Rights Plan, a signed copy of which has been delivered to Galileo (the “Archer Rights Plan Amendment”) and taken all other action necessary or appropriate so that the entering into of this Agreement does not and will not result in the ability of any person to exercise any Archer Rights under the Archer Rights Plan or enable or require Archer Rights issued thereunder to separate from the shares of Archer Common Stock to which they are attached or to be triggered or become exercisable or cease to be redeemable.
     4.21 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, or agreement of Archer or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, except the Archer Financial Advisor, whose fees and expense shall be paid by Archer. Archer has delivered or made available to Galileo a copy of all agreements pursuant to which the Archer Financial Advisor is entitled to any fees and expenses in connection with the transactions contemplated by this Agreement.
     4.22 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act of 2002.
          (a) Archer and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Archer and to maintain accountability for Archer’s consolidated assets, (iii) access to assets of Archer and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Archer and its Subsidiaries is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
          (b) Archer maintains disclosure controls and procedures as required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning Archer and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Archer’s filings with the SEC and other public disclosure documents.
          (c) Neither Archer nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including any certifications required by Section 906 of the Sarbanes-Oxley Act of 2002.
          (d) Archer has not, since August 29, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Archer, and there are no loans or extensions of credit maintained by Archer to which the second sentence of Section 13(k)(1) of the Exchange Act applies.
          (e) Each of the principal executive officer and the principal financial officer of Archer (or each former principal executive officer of Archer and each former principal financial officer of Archer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to Archer SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.
     4.23 Real Property.
          (a) Owned Real Property. Neither Archer nor any of its Subsidiaries owns any real property.
          (b) Leased Real Property. Set forth in the Archer Filed SEC Documents or the Archer Disclosure Letter is a list of all leases and subleases of real property (collectively, the “Archer Real Property Leases”) under which Archer or any of its Subsidiaries is either lessor or lessee (the “Archer-Leased Real Property”). Archer has heretofore made available to Galileo true and complete copies of each Archer Real Property Lease. All Archer Real Property Leases are valid and binding contracts of Archer or the applicable Subsidiary of Archer, and are in full force and effect (except for those that have terminated or will terminate by their own terms), in each case, except where such failure to be valid, binding or in full force and effect has not had, and is not reasonably likely to have, individually or in the aggregate, an Archer Material Adverse Effect, and neither Archer nor any of its Subsidiaries, nor, to the knowledge of Archer, any other party thereto, is in violation or breach of or default (or with notice or lapse of time, or both, would be in violation or breach of or default) under the terms of any such contract, in each case, except where such default has not had, and is not reasonably likely to have, individually or in the aggregate, an Archer Material Adverse Effect. Archer and its Subsidiaries have not subleased, licensed or otherwise granted any entity or individual the right to use or occupy such Archer — Leased Real Property or any portion thereof.
     4.24 Personal Property. Except as set forth in the Archer Filed SEC Documents or the Archer Disclosure Letter, Archer does not own or lease any material personal property.
     4.25 Intellectual Property.
          (a) Archer and its Subsidiaries own, or are validly licensed or otherwise have Intellectual Property Rights which are material to the conduct of the business of Archer and its Subsidiaries, except where the failure to own or license such Intellectual Property Rights, has not had, and is not reasonably likely to have, individually or in the aggregate, an Archer Material Adverse Effect.
          (b) To the knowledge of Archer, neither Archer nor any of its Subsidiaries has infringed upon, misappropriated or come into conflict with any Intellectual Property Rights of any other person, except for such infringements, misappropriations or conflicts that, individually or in the aggregate, have not had and would not be reasonably likely to have an Archer Material Adverse Effect. Neither Archer nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict (including any claim that Archer or any such Subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) which has not been settled or otherwise fully resolved or is not reasonably likely to result in material liability to Archer. To Archer’s knowledge, no other person has infringed upon, misappropriated or otherwise violated any Intellectual Property Rights of Archer or any of its Subsidiaries, except for such infringements, misappropriations or other conflicts that, have not had, and are not reasonably likely to have, individually or in the aggregate, an Archer Material Adverse Effect.
     4.26 Certain Business Practices. Except as has not had, and is not reasonably likely to have, individually or in the aggregate, an Archer Material Adverse Effect, neither Archer nor any of its Subsidiaries nor (to the knowledge of Archer) any director, officer, agent or employee of Archer or any of its Subsidiaries (a) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of Archer or any of its Subsidiaries, (b) made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of Archer or any of its Subsidiaries, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or (c) made any other unlawful payment.
ARTICLE V
CONDUCT OF BUSINESS
     5.1 Covenants of Galileo. Except as expressly permitted herein, as consented to in writing by Archer or as set forth in Section 5.1 of the Galileo Disclosure Letter, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Galileo shall, and shall cause each of its Subsidiaries to, act and carry on its business in the Ordinary Course of Business (other than with respect to any Permitted Transaction); pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations); comply with applicable laws, rules and regulations including Environmental Laws; and use reasonable best efforts, consistent with the Ordinary Course of Business (other than with respect to any Permitted Transaction), to maintain and preserve its and each of its Subsidiaries’ business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it, and maintain, or cause to be maintained, in effect insurance covering the Galileo Vessels. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement, or as set forth in Section 5.1 of the Galileo Disclosure Letter, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Galileo shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Archer:
          (a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities, property or otherwise) in respect of, any of its capital stock, other than (1) quarterly dividends made in the Ordinary Course of Business at a rate and with usual record and payment dates consistent with Galileo’s past practice for quarterly dividends and (2) dividends and distributions by a direct or indirectly wholly owned Subsidiary of Galileo to its parent; (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities other than in connection with the forfeiture or exercise of any stock option, restricted stock, restricted stock units, restricted stock awards or similar awards under the Amended and Restated 2001 Stock Incentive Plan, as amended to date, of Galileo;
          (b) except in connection with any Permitted Equity Issuance, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable or exercisable securities (other than the issuance of shares of Galileo Common Stock upon the exercise of Galileo Stock Options outstanding on the date of this Agreement in accordance with their present terms (including cashless exercises), and other than rights under the Galileo Rights Plan in accordance with its terms as in effect on the date hereof);
          (c) except as or in connection with any Permitted Transaction, amend its articles of incorporation, bylaws or other comparable charter or organizational documents;
          (d) except for any Permitted Transaction, acquire (A) by merging, amalgamating or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or entity or division thereof or (B) any assets outside of the Ordinary Course of Business;
          (e) except in the Ordinary Course of Business or as or in connection with any Permitted Transaction, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of Galileo or of any of its Subsidiaries;
          (f) except as or in connection with any Permitted Transaction or as permitted pursuant to Section 6.1(b), enter into an agreement with respect to any Change of Control Proposal or any other merger, amalgamation, consolidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of Galileo or any of its Subsidiaries;
          (g) incur any indebtedness for borrowed money, or guarantee the indebtedness of another person, in each case other than (i) indebtedness or guarantees outstanding on the date hereof, (ii) as or in connection with any Permitted Transaction and (iii) indebtedness incurred as a result of any payoff or refinancing of the Archer Credit Facility;
          (h) make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC, a change in GAAP, or to comply with GAAP, or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;
          (i) except (x) as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (y) as or in connection with any Permitted Transaction or (z) otherwise in the Ordinary Course of Business, amend or accelerate the payment, right to payment or vesting of any outstanding options or restricted stock awards;
          (j) make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return;
          (k) as to Galileo only, liquidate, dissolve or reorganize or adopt a plan of complete or partial liquidation, dissolution or reorganization; or
          (l) authorize any of, or commit or agree or resolve, in writing or otherwise, to take any of, the foregoing actions.
For purposes of this Agreement: the term “Permitted Transaction” means any transaction, including, without limitation, any transaction with respect to a Change of Control Proposal, the consummation of which would not prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement; the term “Permitted Equity Issuance” means: (i) the issuance of equity securities by Subsidiaries of Galileo solely to Galileo or other Subsidiaries of Galileo; (ii) the issuance by Galileo of equity securities in transactions approved by the Galileo Board in exchange for cash or assets at a price per share which the Galileo Board determines in its good faith judgment is no less than 95% of the Galileo Adjusted Net Asset Value Per Share; and (iii) the grant of compensatory awards by Galileo under the Amended and Restated 2001 Stock Incentive Plan, as amended to date, of Galileo in the Ordinary Course of Business (A) to a new director or (B) on or after December 15, 2008, in the case of clause (B), in amounts determined by the Compensation Committee of the Galileo Board in its good faith judgment; and the term “Galileo Adjusted Net Asset Value Per Share” means, as of any time, (x) the sum of (1) the appraised value of the Galileo Vessels, as it may be reduced for any then existing charters, charter options or other similar contractual arrangements relating to the Galileo Vessels, plus (2) Galileo’s cash and cash equivalents at such time, minus (3) outstanding Galileo indebtedness at such time, divided by (y) the total number of shares of Galileo Common Stock then outstanding.
From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Galileo agrees to use its reasonable best efforts to orally consult with the Chief Executive Officer of Archer prior to doing any of the following (it being understood that, subject to any other restrictions in this Agreement, Galileo shall nevertheless be free to take any of the following actions in its sole discretion):
          (a) any Permitted Transaction that would be prohibited by clause (d)(A) or (g) of this Section 5.1 if such clauses did not include an exception for “Permitted Transactions”;
          (b) any sale, disposal or other transfer of any assets material to Galileo and its Subsidiaries, taken as a whole;
          (c) any purchase or construction of any vessel, or the entering into of any agreement for the purchase or construction of any vessel;
          (d) any sale or other disposal of any Galileo Vessel, or the entering into of any agreement for the sale or disposal of any Galileo Vessel.
     5.2 Covenants of Archer. Except as expressly permitted herein, as consented to in writing by Galileo or as set forth in Section 5.2 of the Archer Disclosure Letter, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Archer shall, and shall cause each of its Subsidiaries to, act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with applicable laws, rules and regulations including Environmental Laws, and use reasonable best efforts, consistent with the Ordinary Course of Business, to maintain and preserve its and each of its Subsidiaries’ business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it, and maintain, or cause to be maintained, in effect insurance covering the Archer Vessels. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement, or as set forth in Section 5.2 of the Archer Disclosure Letter, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Archer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Galileo:
          (a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities, property or otherwise) in respect of, any of its capital stock, other than (1) quarterly dividends made in the Ordinary Course of Business at a rate and with usual record and payment dates consistent with Archer’s past practice for quarterly dividends and (2) dividends and distributions by a direct or indirectly wholly owned Subsidiary of Archer to its parent; (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;
          (b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of rights under the Archer Rights Plan in accordance with its terms as in effect on the date hereof);
          (c) amend its memorandum of association, bye-laws or other comparable charter or organizational documents;
          (d) except for purchases in the Ordinary Course of Business, acquire (A) by merging, amalgamating or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner acquiring, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or entity or division thereof or (B) any assets that are material, in the aggregate, to Archer and its Subsidiaries, taken as a whole;
          (e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of Archer or of any of its Subsidiaries;
          (f) whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to Archer and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or shares of any of its Subsidiaries);
          (g) approve or implement any shareholder rights plan or alter or further amend the Archer Rights Plan or Archer Rights;
          (h) enter into an agreement with respect to any Acquisition Proposal or any other merger, amalgamation, consolidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of Archer or any of its Subsidiaries;
          (i) (A) incur or suffer to exist any indebtedness for borrowed money other than borrowings under the under the Loan Agreement, dated December 12, 2005, between Archer and The Royal Bank of Scotland plc. (the “Archer Credit Facility”) (without increases in existing limits thereunder) in the Ordinary Course of Business or guarantee any such indebtedness of another person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Archer or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of Archer in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than Archer or any of its direct or indirect wholly owned Subsidiaries, or (D) enter into any hedging agreement or other financial agreement designed to protect Archer or its Subsidiaries against fluctuations in commodities prices or exchange rates;
          (j) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $50,000 in the aggregate for Archer and its Subsidiaries, taken as a whole, other than as set forth in Archer’s budget for capital expenditures previously made available to Galileo;
          (k) make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;
          (l) (i) enter into any material agreement or (ii) modify or amend in any manner which is adverse to Archer or any of its Subsidiaries (as the case may be) or terminate any material agreement to which Archer or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Archer of any of its Subsidiaries);
          (m) enter into any agreement with a term extending more than one year that is not terminable by Archer or any of its Subsidiaries without penalty or payment upon less than 30 days prior written notice;
          (n) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) take any action with respect to, approve, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding stock appreciation rights, (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, other the payment of wages and salaries in the Ordinary Course of Business (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock) or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement or benefit plan;

          (o) make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return;
          (p) initiate, compromise or settle any material litigation or arbitration proceeding;
          (q) (A) purchase or construct any vessel or enter into any agreement for the purchase or construction of any vessel, (ii) sell or otherwise dispose of any Archer Vessel or enter into any agreement for the sale or disposal of any Archer Vessel, (iii) enter into any agreement for the bareboat or time charter-out of any Archer Vessel (including any Archer Vessel owned or chartered-in by Archer or any of its Subsidiaries) that (A) has a term in excess of six months, (B) provides for one or more renewal or extension options or (C) provides for any purchase option, (iv) defer scheduled maintenance of any Archer Vessel, (v) depart from any normal drydock and maintenance practices or discontinue replacement of spares in operating the Archer Vessels, or (vi) enter into any agreement for the drydocking or material repair of any Archer Vessel;
          (r) enter into any new line of business;
          (s) liquidate, dissolve or reorganize or adopt a plan of complete or partial liquidation, dissolution or reorganization; or
          (t) authorize any of, or commit or agree or resolve, in writing or otherwise, to take any of, the foregoing actions.
     5.3 Confidentiality. The parties acknowledge that Archer and Galileo have previously executed a confidentiality agreement, dated as of May 22, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.
     5.4 Control of Other Party’s Business. Nothing contained in this Agreement shall give Archer, directly or indirectly, the right to control or direct the operations of Galileo or shall give Galileo, directly or indirectly, the right to control or direct the operations of Archer prior to the Effective Time. Prior to the Effective Time, each of Archer and Galileo shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 No Solicitation.
          (a) No Solicitation By Archer.
               (i) No Solicitation or Negotiation. Except as set forth in this Section 6.1(a), Archer shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives (such directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, other advisors, agents and representatives, collectively, “Representatives”) to, directly or indirectly:
                    (A) solicit, initiate, encourage or take any other action designed to, or which would reasonably be expected to, facilitate, any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to or result in, any Acquisition Proposal, including amending or granting any waiver or release under any standstill or similar agreement with respect to any Archer Common Stock; or
                    (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with respect to, any proposal or offer that constitutes, or would reasonably be expected to lead to or result in, any Acquisition Proposal.
Notwithstanding the foregoing, prior to the approval of the Archer Voting Proposal at the Archer Meeting (the “Specified Archer Time”), Archer may, to the extent required by the fiduciary obligations of the Archer Board, as determined in good faith by the Archer Board after consultation with outside counsel and the Archer Financial Advisor (or another financial advisor of nationally recognized reputation), in response to an Acquisition Proposal that did not result from a breach by Archer of this Section 6.1(a), and that the Archer Board determines in good faith constitutes, or would reasonably be expected to result in, a Superior Proposal, and subject to compliance with Section 6.1(a)(iii), (x) furnish information with respect to Archer to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (provided, that all such information has previously been provided to Galileo or is provided to Galileo prior to or contemporaneously with the time it is provided to such person) and (y) participate in discussions or negotiations with such person and its Representatives regarding such Acquisition Proposal.
Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a)(i) or the taking of any actions inconsistent with the restrictions set forth in this Section 6.1(a)(i) by any Representative or Subsidiary of Archer, whether or not such Representative is purporting to act on behalf of Archer or otherwise, shall be deemed to be a breach of this Section 6.1(a)(i) by Archer.
               (ii) No Change in Recommendation or Alternative Acquisition Agreement. Neither the Archer Board nor any committee thereof shall:
                    (A) except as permitted by this Section 6.1(a), withdraw, qualify or modify in a manner adverse to Galileo, or publicly (or in a manner designed to become public) propose to withdraw, qualify or modify, in a manner adverse to Galileo, its approval or recommendation with respect to the Archer Voting Proposal;
                    (B) cause or permit Archer to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a)(i) entered into in the circumstances referred to in, and as permitted pursuant to, Section 6.1(a)(i)); or
                    (C) approve or recommend, or propose to approve or recommend, any Acquisition Proposal.
Notwithstanding the foregoing, and subject to compliance with Section 6.1(a)(iii), the Archer Board may withdraw or modify its recommendation with respect to the Archer Voting Proposal if the Archer Board determines in good faith (after consultation with outside counsel) that its fiduciary obligations require it to do so, but only at a time that is prior to the Specified Archer Time and is following receipt by Galileo of written notice advising Galileo that the Archer Board desires to withdraw or modify the recommendation and, if such withdrawal is due to the existence of an Acquisition Proposal, specifying the material terms and conditions of such Acquisition Proposal and identifying the person making such Acquisition Proposal. Nothing in this Section 6.1(a) shall be deemed to (1) permit Archer to take any action described in clauses (B) or (C) of the first sentence of this Section 6.1(a)(ii), (2) affect any obligation of Archer under this Agreement or (3) limit Archer’s obligation to call, give notice of, convene and hold the Archer Meeting, regardless of whether or not the Archer Board has withdrawn or modified its recommendation.
               (iii) Notices; Additional Negotiations. Archer shall as promptly as possible advise Galileo orally, with written confirmation to follow promptly (and in any event within 24 hours), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal, request or inquiry and the identity of the person making any such Acquisition Proposal, request or inquiry. Archer shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective Representatives to, provide any information to or participate in discussions or negotiations with the person or entity making any Acquisition Proposal or any such request or inquiry until five business days after Archer has first notified Galileo of such Acquisition Proposal, request or inquiry as required by the preceding sentence. If Archer receives any Acquisition Proposal or any such request or inquiry, it shall (A) keep Galileo fully informed, on a current basis, of the status and details (including any change to the terms) of any such Acquisition Proposal, request or inquiry, (B) provide to Galileo as promptly as possible after receipt or delivery thereof copies of all correspondence and other written material sent or provided to Archer from any third party in connection with any such Acquisition Proposal, request or inquiry or sent or provided by Archer to any third party in connection with any Acquisition Proposal, request or inquiry, and (C) if Galileo shall make a counterproposal, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal.
               (iv) Certain Permitted Disclosure. Nothing contained in this Section 6.1(a) or in Section 6.5 shall be deemed to prohibit Archer from taking and disclosing to its shareholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Archer Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.
               (v) Cessation of Ongoing Discussions. Archer shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated all discussions and negotiations with any person regarding any proposal that constitutes, or would reasonably be expected to lead to or result in, an Acquisition Proposal. Archer shall use reasonable best efforts to have all copies of all nonpublic information it or its Subsidiaries and their respective Representatives have distributed on or prior to the date of this Agreement to other potential purchasers promptly returned to Archer or destroyed.
          (b) No Solicitation By Galileo.
               (i) No Solicitation or Negotiation. Except as set forth in this Section 6.1(b), Galileo shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective Representatives to, directly or indirectly:
                    (A) solicit, initiate, encourage or take any other action designed to, or which would reasonably be expected to, facilitate, any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to or result in, any Change of Control Proposal, including amending or granting any waiver or release under any standstill or similar agreement with respect to any Galileo Common Stock; or
                    (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with respect to, any proposal or offer that constitutes, or would reasonably be expected to lead to or result in, any Change of Control Proposal.
Notwithstanding the foregoing, prior to the approval of the Galileo Voting Proposal at the Galileo Meeting (the “Specified Galileo Time”), Galileo may, to the extent required by the fiduciary obligations of the Galileo Board, as determined in good faith by the Galileo Board after consultation with outside counsel, in response to a Change of Control Proposal that did not result from a breach by Galileo of this Section 6.1(b), and subject to compliance with Section 6.1(b)(iii), (x) furnish information with respect to Galileo to the person making such Change of Control Proposal and its Representatives pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations with such person and its Representatives regarding such Change of Control Proposal.
Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(b)(i) or the taking of any actions inconsistent with the restrictions set forth in this Section 6.1(b)(i) by any Representative or Subsidiary of Galileo, whether or not such Representative is purporting to act on behalf of Galileo or otherwise, shall be deemed to be a breach of this Section 6.1(b)(i) by Galileo.
               (ii) No Change in Recommendation or Galileo Acquisition Agreement. Neither the Galileo Board nor any committee thereof shall:

                    (A) except as permitted by this Section 6.1(b), withdraw, qualify or modify in a manner adverse to Archer, or publicly (or in a manner designed to become public) propose to withdraw, qualify or modify, in a manner adverse to Archer, its approval or recommendation with respect to the Galileo Voting Proposal;
                    (B) cause or permit Galileo to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement constituting or relating to any Change of Control Proposal that is not a Permitted Transaction (other than a confidentiality agreement referred to in Section 6.1(b)(i) entered into in the circumstances referred to in, and as permitted pursuant to, Section 6.1(b)(i)) (a “Galileo Acquisition Agreement”); or
                    (C) approve or recommend, or propose to approve or recommend, any Galileo Acquisition Agreement; or
                    (D) cause or permit Galileo to terminate this Agreement pursuant to Section 8.1(l) in connection with entering into a Galileo Acquisition Agreement, unless the Galileo Board determines in good faith (after consultation with outside counsel) that its fiduciary obligations require it to cause Galileo to act as provided in this Section 6.1(b)(ii), in which case it may so act.
               (iii) Notices. Galileo shall as promptly as possible advise Archer orally, with written confirmation to follow promptly (and in any event within 24 hours), of any Change of Control Proposal or any request for nonpublic information in connection with any Change of Control Proposal, or of any inquiry with respect to, or that would reasonably be expected to lead to, any Change of Control Proposal, the material terms and conditions of any such Change of Control Proposal, request or inquiry and the identity of the person making any such Change of Control Proposal, request or inquiry. If Galileo receives any Change of Control Proposal or any such request or inquiry, it shall (A) keep Archer fully informed, on a current basis, of the status and details (including any change to the terms) of any such Change of Control Proposal, request or inquiry and (B) provide to Archer as promptly as possible after receipt or delivery thereof copies of all correspondence and other written material sent or provided to Galileo from any third party in connection with any such Change of Control Proposal, request or inquiry or sent or provided by Galileo to any third party in connection with any Change of Control Proposal, request or inquiry.
               (iv) Certain Permitted Disclosure. Nothing contained in this Section 6.1(b) or in Section 6.5 shall be deemed to prohibit Galileo from taking and disclosing to its shareholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Galileo Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.
               (v) Cessation of Ongoing Discussions. Galileo shall, and shall cause its Subsidiaries and their Representatives to, cease immediately and cause to be terminated all discussions and negotiations with any person regarding any proposal that constitutes, or would reasonably be expected to lead to or result in, a Change of Control Proposal.
          (c) Definitions. For purposes of this Agreement:
               (i) “Acquisition Proposal” means (A) any inquiry, proposal or offer (any of the foregoing, a “Proposal”) for, relating to, or that would reasonably be expected to lead to or result in a merger, consolidation, dissolution, tender offer, recapitalization, share exchange or other business combination involving Archer or any of its Subsidiaries, (B) any Proposal for the issuance by Archer or any of its Subsidiaries of over 10% of its equity securities or (C) any Proposal to acquire or purchase in any manner, directly or indirectly, in one transaction or a series of transactions, over 10% of the equity securities or consolidated total assets of Archer or any resulting parent entity of Archer (or any resulting entity in the case of a “parent-to-parent” transaction), in each case other than the transactions contemplated by this Agreement.
               (ii) “Change of Control Proposal” means any Proposal that would reasonably be expected to lead to or result in (A) any merger or any acquisition of any capital stock of Galileo (including by way of a tender offer or issuance of shares of Galileo Common Stock) or any similar transaction involving Galileo, as a result of which the shareholders of Galileo immediately prior to the consummation of such transaction would own less than 50% of the voting stock of Galileo or, if Galileo is not the surviving corporation, the surviving corporation immediately following the consummation of such transaction, or (B) the sale of all or substantially all of the assets of Galileo.
               (iii) “Superior Proposal” means any unsolicited, bona fide written proposal made by a third party that, if consummated, would result in such person (or its equityholders) owning, directly or indirectly, more than 80% of the equity securities or assets of Archer, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, on terms which the Archer Board determines in its good faith judgment (after consultation with its outside counsel and the Archer Financial Advisor, or another financial advisor of nationally recognized reputation) to be (A) more favorable to the shareholders of Archer than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement and the transactions contemplated by this Agreement (including any proposal by Galileo to amend the terms of this Agreement in response to such proposal or offer or otherwise) and (B) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.
     6.2 Joint Proxy Statement/Prospectus; Registration Statement.
          (a) As promptly as practicable after the execution of this Agreement, Archer and Galileo shall cooperate to and promptly prepare, and cause New Parent to file with the SEC, the Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Archer and Galileo shall jointly prepare responses by New Parent to any comments of the SEC and New Parent, Archer and Galileo shall each use their reasonable best efforts, and Archer and Galileo shall each cooperate with New Parent, to cause the Registration

Statement to be declared effective under the Securities Act as promptly as practicable after such filing, and Archer and Galileo shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to their respective shareholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Each of Archer and Galileo shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to Section 6.2(b) or for additional information and shall as promptly as practicable following receipt supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the transactions contemplated by this Agreement or any filing pursuant to Section 6.2(b). Each of Archer and Galileo shall use reasonable best efforts to cause all documents that it or New Parent is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event or change occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.2(b), Archer or Galileo, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing (or causing New Parent to file) with the SEC or its staff or any other Governmental Entity or government officials, and/or mailing to shareholders of Archer and Galileo, such amendment or supplement.
          (b) Each of Galileo and Archer shall, and shall cause New Parent to, timely (i) file or furnish all reports, proxy statements, communications, announcements, publications and other documents required to be filed or furnished by it with the SEC between the date hereof and the Effective Time. Each of Galileo and Archer shall, and shall cause New Parent to, to the extent that any report, proxy statement, communication, announcement, publication or other document being filed or furnished by such party with the SEC contains any statement relating to this Agreement and the transactions contemplated hereby, and to the extent permitted by law and applicable confidentiality agreements, consult with the other for a reasonable time before filing or furnishing such report, proxy statement, communication, announcement, publication or other document with the SEC, and (ii) timely make all filings with respect to this Agreement and the transactions contemplated hereby required to be made under all applicable state blue sky laws and all other applicable securities laws.
     6.3 NYSE. Archer and Galileo each agree to continue the listing of Archer Common Stock and Galileo Common Stock, respectively, on the NYSE during the term of this Agreement.
     6.4 Access to Information. Each of Archer and Galileo shall (and shall cause each of its Subsidiaries to) afford to the other party’s Representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of Archer and Galileo shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the other party may reasonably request. Each of Archer and Galileo will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Combinations.
     6.5 Shareholders Meetings.
          (a) Galileo, acting through the Galileo Board, shall take all actions in accordance with applicable law, its Articles of Incorporation and Bylaws and the rules of the NYSE to, as promptly as practicable following the date hereof, establish a record date for, duly call, give notice of, convene and hold, as promptly as practicable after the declaration of effectiveness of the Registration Statement, the Galileo Shareholders Meeting for the purpose of considering and voting upon the Galileo Voting Proposal, provided, that in no event shall such Galileo Shareholders Meeting be held fewer than forty (40) days following the date the Joint Proxy Statement/Prospectus is mailed to the stockholders of Archer and Galileo. Subject to Section 6.1(b)(ii), to the fullest extent permitted by applicable law, (i) the Galileo Board shall recommend approval of the Galileo Voting Proposal by the shareholders of Galileo and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Galileo Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Archer, the recommendation of the Galileo Board that Galileo’s shareholders vote in favor of the Galileo Voting Proposal. Galileo shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the Galileo Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the Galileo Shareholders required by the BCA to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, after consultation with Archer, Galileo may adjourn or postpone the Galileo Shareholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Galileo’s shareholders or, if as of the time for which the Galileo Shareholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Galileo Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Galileo Shareholders Meeting.
          (b) Archer, acting through the Archer Board, shall take all actions in accordance with applicable law, its Memorandum of Association and Bye-Laws and the rules of the NYSE to, as promptly as practicable following the date hereof, establish a record date for, duly call, give notice of, convene and hold, as promptly as practicable after the declaration of effectiveness of the Registration Statement, the Archer Shareholders Meeting for the purpose of considering and voting upon the Archer Voting Proposal, provided, that in no event shall such Archer Shareholders Meeting be held fewer than forty (40) days following the date the Joint Proxy Statement/Prospectus is mailed to the stockholders of Archer and Galileo. Subject to Section 6.1(a)(ii), to the fullest extent permitted by applicable law, (i) the Archer Board shall recommend approval of the Archer Voting Proposal by the shareholders of Archer and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Archer Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Galileo, the recommendation of the Archer Board that Archer’s shareholders vote in favor of the Archer Voting Proposal. Archer shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the Archer Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the shareholders of Archer required by the rules of the NYSE to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement Archer, after consultation with Galileo, may adjourn or postpone the Archer Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Archer’s shareholders or, if as of the time for which the Archer Shareholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Archer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Archer Shareholders Meeting.
          (c) Galileo and Archer shall call, give notice of, convene and hold the Galileo Meeting and the Archer Meeting, respectively, in accordance with this Section 6.5, and shall submit the Galileo Voting Proposal and the Archer Voting Proposal, respectively, to their respective shareholders for the purpose of acting upon such proposal whether or not (i) the Galileo Board or the Archer Board, as the case may be, at any time subsequent to the date hereof determines, in the manner permitted by Section 6.1(b)(ii), in the case of Galileo, and Section 6.1(a)(ii), in the case of Archer, that this Agreement is no longer advisable or recommends that the shareholders of Galileo or Archer, as the case may be, reject such proposal, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to Galileo or Archer, as the case may be.
     6.6 Closing Efforts.
          (a) Subject to the terms hereof, including Section 6.6(b), Galileo and Archer shall each use reasonable best efforts to, and to cause New Parent to use reasonable best efforts to, (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to satisfy the conditions set forth in Article VII and to consummate the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Galileo or Archer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacating or reversed, (iv) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated by this Agreement required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law and (v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Galileo and Archer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Galileo and Archer shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, Archer and Galileo shall use reasonable best efforts to, and shall cause New Parent to use reasonable best efforts to, (x) take all action necessary to ensure that no domestic or foreign Takeover Law is or becomes applicable to this Agreement or the transactions contemplated hereby and (y) if any such Takeover Law becomes applicable to this Agreement or the transactions contemplated hereby, take all action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement. For the avoidance of doubt, Archer and Galileo agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).
          (b) Subject to the terms hereof, Archer and Galileo agree, and shall cause each of their respective Subsidiaries and New Parent, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.
          (c) Each of Galileo and Archer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents related to or required in connection with the transactions contemplated hereby that are required to consummate the transactions contemplated hereby.
          (d) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement (including under this Section 6.6) shall require Galileo or Archer (or any of their respective Subsidiaries) or New Parent to hold separate (including by trust or otherwise) or to divest any of their respective businesses, Subsidiaries, Affiliates, vessels or other material assets, or to take or agree to take any action with respect to, or agree to any prohibition or limitation on, or other requirement which would prohibit or materially limit the ownership or operation of, all or any portion of the business or assets of Galileo, Archer, the Surviving Corporation or any of their respective Subsidiaries or Affiliates. Neither Galileo nor Archer, nor any of their respective Subsidiaries, nor New Parent, shall, without the other party’s prior written consent, agree to hold separate (including by trust or otherwise) or to divest any of their respective businesses, Subsidiaries, Affiliates, vessels or other material assets, or to take or agree to take any action with respect to, or agree to any prohibition or limitation on, or other requirement which would prohibit or materially limit the ownership or operation of, any portion of the business or assets of Galileo, Archer, New Parent, the Surviving Corporation, the Amalgamated Company or any of their respective Subsidiaries or Affiliates.
     6.7 Public Disclosure. Except as may be required by law or the rules of the NYSE, (i) the press release announcing the execution of this Agreement shall be issued only in such form as heretofore mutually agreed upon by Archer and Galileo and (ii) Archer and Galileo shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to using such efforts.
     6.8 Section 368(a) Reorganization.
          (a) Each party intends for, and shall use reasonable best efforts to cause, each of the Archer Amalgamation and the Galileo Merger, together with the transactions set forth in Section 6.19, to qualify as reorganizations under Section 368(a) of the Code. The parties approve this Agreement as a plan of reorganization.
          (b) Each party shall use reasonable best efforts to obtain the Tax opinions of Wilmer Cutler Pickering Hale and Dorr LLP and Kramer Levin Naftalis & Frankel LLP described in Sections 7.2(c) and 7.3(c), respectively. For purposes of such Tax opinions, each party shall provide customary representation letters, each dated on or about the date that is two business days prior to the date the Joint Proxy Statement/Prospectus is mailed to the stockholders of Archer and Galileo and reissued as of the Closing Date.
          (c) Each of Archer, the Merger Sub and Galileo, and each of their respective Subsidiaries shall not take any action and shall not fail to take any action or suffer to exist any condition which action or failure to act or condition would prevent, or would be reasonably likely to prevent, the Combinations from qualifying as reorganizations within the meaning of Section 368(a) of the Code.
     6.9 NYSE Listing. Archer and Galileo shall use their reasonable best efforts (a) to cause the shares of New Parent Common Stock to be issued in the Combinations to be listed on the NYSE, subject to official notice of issuance, on or prior to the Closing Date, and (b) to cause the trading symbol for New Parent Common Stock to be “GMR” on the Closing Date.
     6.10 Shareholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, each party shall give the other party the opportunity to participate in the defense or settlement of any shareholder litigation relating to this Agreement or the transactions contemplated by this Agreement, and shall not settle any such litigation without the other party’s prior written consent, which will not be unreasonably withheld or delayed.
     6.11 Dividends. Subject to Section 5.1(a)(A) and 5.2(a)(A), after the date of this Agreement, each of Archer and Galileo shall coordinate with the other the payment of dividends with respect to Archer Common Stock and Galileo Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Archer

Common Stock and Galileo Common Stock shall not, in their capacities as such, receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Archer Common Stock and/or Galileo Common Stock or any shares of New Parent Common Stock that any such holder receives in exchange for such shares of Archer Common Stock or Galileo Common Stock in the Combinations.
     6.12 Indemnification and Insurance.
          (a) Archer Indemnification and Insurance.
               (i) From and after the Effective Time, each of the Amalgamated Company and New Parent shall, jointly and severally, indemnify and hold harmless each person who is or was at any time prior to the Effective Time, a director or officer of Archer or any of its Subsidiaries (the “Archer Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Archer Indemnified Party is or was an officer, director, employee or agent of Archer or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law. Each Archer Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Amalgamated Company and New Parent within 10 business days of receipt by the Amalgamated Company or New Parent from the Archer Indemnified Party of a request therefor, provided that any Archer Indemnified Party to whom expenses are advanced provides an undertaking, to the extent required by applicable law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Archer Indemnified Party is not entitled to indemnification under applicable law.
               (ii) From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the Memorandum of Association and Bye-laws of the Amalgamated Company shall each contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Archer and its Subsidiaries than are set forth in the Memorandum of Association and Bye-laws of Archer as in effect on the date of this Agreement.
               (iii) The Amalgamated Company or New Parent shall either (to the extent available in the market) (i) maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by Archer (the “Current Archer D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 300% of the last annual premium paid prior to the Effective Time (such 300%, the “Archer Maximum Premium”), or (ii) purchase a six year extended reporting period endorsement with respect to the Current Archer D&O Insurance and maintain such endorsement in full force and effect for its full term. If, in the case of clause (i) of this Section 6.12(a)(iii), such existing insurance expires, is terminated or canceled during such six-year period or exceeds the Archer Maximum Premium, the Amalgamated Company or New Parent shall obtain as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Archer Maximum Premium, on terms and conditions no less advantageous to the Archer Indemnified Parties than Archer’s existing directors’ and officers’ liability insurance.
               (iv) The Amalgamated Company or New Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.12(a) in connection with their enforcement of their rights provided in this Section 6.12(a).
               (v) The provisions of this Section 6.12(a) are intended to be in addition to the rights otherwise available to the current officers and directors of Archer by law, Memorandum of Association, Bye-law, statute or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Archer Indemnified Parties, their heirs and their representatives.
          (b) Galileo Indemnification and Insurance.
               (i) From and after the Effective Time, each of the Surviving Corporation and New Parent shall, jointly and severally, indemnify and hold harmless each person who is or was at any time prior to the Effective Time, a director or officer of Galileo or any of its Subsidiaries (the “Galileo Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Galileo Indemnified Party is or was an officer, director, employee or agent of Galileo or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law. Each Galileo Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Surviving Corporation and New Parent within 10 business days of receipt by the Surviving Corporation or New Parent from the Galileo Indemnified Party of a request therefor, provided that any Galileo Indemnified Party to whom expenses are advanced provides an undertaking, to the extent required by applicable law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Galileo Indemnified Party is not entitled to indemnification under applicable law.
               (ii) From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the Articles of Incorporation and By-Laws of the Surviving Corporation shall each contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Galileo and its Subsidiaries than are set forth in the Articles of Incorporation and By-Laws of Galileo as in effect on the date of this Agreement.
               (iii) The Surviving Corporation or New Parent shall either (to the extent available in the market) (i) maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by Galileo (the “Current Galileo D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 300% of the last annual premium paid prior to the Effective Time (such 300%, the “Galileo Maximum Premium”), or (ii) purchase a six year extended reporting period endorsement with respect to the Current Galileo D&O Insurance and maintain such endorsement in full force and effect for its full term. If, in the case of clause (i) of this Section 6.12(b)(iii), such existing insurance expires, is terminated or canceled during such six-year period or exceeds the Galileo Maximum Premium, the Surviving Corporation or New Parent shall obtain as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Galileo Maximum Premium, on terms and conditions no less advantageous to the Galileo Indemnified Parties than Galileo’s existing directors’ and officers’ liability insurance.
               (iv) The Surviving Corporation or New Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.12(b) in connection with their enforcement of their rights provided in this Section 6.12(b).
               (v) The provisions of this Section 6.12(b) are intended to be in addition to the rights otherwise available to the current officers and directors of Galileo by law, Articles of Incorporation, By-law, statute or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Galileo Indemnified Parties, their heirs and their representatives.
     6.13 Notification of Certain Matters. Archer shall give prompt notice to Galileo, and Galileo shall give prompt notice to Archer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Archer or Galileo, as the case may be, or of any Representative thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.13 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Combinations.
     6.14 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Archer and Galileo shall take all such steps as may be required to cause any dispositions of Archer Common Stock or Galileo Common Stock (including derivative securities with respect to Archer Common Stock or Galileo Common Stock) or acquisitions of New Parent Common Stock (including derivative securities with respect to New Parent Common Stock) resulting from the transactions contemplated by this Agreement by each director or officer who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Archer or Galileo or will become subject to such reporting requirements with respect to New Parent, to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act.

     6.15 Headquarters of New Parent. Immediately following the Effective Time, the headquarters of New Parent shall be located at 299 Park Avenue, New York, New York, 10171.
     6.16 Employee Communications. Archer and Galileo will use reasonable best efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to its employees regarding this Agreement, the transactions contemplated by this Agreement or the effects thereof on the employment, compensation or benefits of its employees.
     6.17 Lenders’ Consents.
          (a) Archer Lender Consent. Archer will use its reasonable best efforts (including the payment of any required consent, waiver or amendment fees in connection therewith, provided that any such fees shall, if reasonably practicable, be (i) paid by Archer on the Closing Date (instead of before the Closing Date) and (ii) conditioned upon the occurrence of the Closing) to cooperate with Galileo, and Galileo will use its best efforts to cooperate with Archer, to obtain the consent (the “Archer Lender Consent”) of the agent and the lenders under the Archer Credit Facility to the transactions contemplated by this Agreement and to continue the Archer Credit Facility after the Effective Time with the same or higher borrowing base as exists under Archer Credit Facility as of the date hereof, and otherwise on such terms and conditions as are reasonably acceptable to Galileo. As used herein, “Archer Credit Facility” means the Loan Agreement, dated as of December 12, 2005, by and between Archer, as borrower, and The Royal Bank of Scotland plc, as lender.
          (b) Galileo Lender Consent. Galileo will use its reasonable best efforts (including the payment of any required consent, waiver or amendment fees in connection therewith) to cooperate with Archer, and Archer will use its best efforts to cooperate with Galileo, to obtain the consent (the “Galileo Lender Consent”) of the agent and the lenders under the Galileo Credit Facility to the transactions contemplated by this Agreement and to continue the Galileo Credit Facility after the Effective Time with the same or higher borrowing base as exists under the Galileo Credit Facility as of the date hereof, and otherwise on such terms and conditions as are reasonably acceptable to Galileo. As used herein, “Galileo Credit Facility” means the Credit Agreement, dated October 26, 2005, among Galileo, Nordea Bank Finland PLC, New York Branch, and the other parties thereto.
     6.18 Transfer Taxes. If the Effective Time occurs, all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by New Parent.
     6.19 8832 Election. Following the Effective Time, New Parent shall make, or cause to be made, an election on IRS Form 8832 for Galileo to be treated as a disregarded entity for United States federal income tax purposes effective on the day following the date of the Effective Time.
     6.20 Vessel Insurance. Promptly following the date hereof, Archer shall consult with Galileo regarding the appropriate level of insurance covering the Archer Vessels, and Archer shall use its reasonable best efforts to cause each Manager to maintain insurance at the levels reasonably requested by Galileo in the course of such consultation. If, in the course of the exercise by Archer of such reasonable best efforts, Galileo reasonably determines that any Manager is not implementing on a reasonably prompt basis insurance at the levels reasonably requested by Galileo, then Archer shall, at Galileo’s instruction, purchase directly such insurance for the Archer Vessels as Galileo may reasonably request, to the extent such insurance is available in the market (provided that Galileo shall have a reasonable right to review and comment on the terms of policies underlying such insurance). Section 5.2 shall not prohibit or restrict Archer from complying with its obligations under this Section 6.20, and entry into any contract or payment by Archer in compliance with its obligations under this Section 6.20 shall not, in and of itself, constitute an Archer Material Adverse Effect.
ARTICLE VII
CONDITIONS TO COMBINATIONS
     7.1 Conditions to Each Party’s Obligation To Effect the Combinations. The respective obligations of each party to this Agreement to effect the Combinations shall be subject to the satisfaction or waiver by each party on or prior to the Closing Date of the following conditions:
          (a) Shareholder Approvals. The Galileo Voting Proposal shall have been approved at the Galileo Meeting, at which a quorum is present, by the requisite vote of the shareholders of Galileo under applicable law and Galileo’s Articles of Incorporation and Bylaws. The Archer Voting Proposal shall have been approved at the Archer Meeting, at which a quorum is present, by the requisite vote of the shareholders of Archer under applicable law and Archer’s Memorandum of Association and Bye-laws.
          (b) HSR Act. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.
          (c) Governmental Approvals. Other than the filing of the Articles of Merger, the Amalgamation Certificate, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have an Archer Material Adverse Effect or a Galileo Material Adverse Effect shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have an Archer Material Adverse Effect or a Galileo Material Adverse Effect.
          (d) Registration Statement; Joint Proxy Statement/Prospectus. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

          (e) No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, temporary restraining order, judgment or injunction (preliminary or permanent) or law, statute, rule, legal restraint, prohibition or regulation (collectively, “Restraints”) which is in effect and which has the effect of making either Combination illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement; provided, however, that prior to asserting this condition, the party asserting such condition shall have complied in full with its obligations under Section 6.6.
          (f) NYSE. The shares of New Parent Common Stock to be issued in the Combinations shall have been approved for listing on the NYSE, subject only to official notice of issuance.
          (g) No Litigation. There shall not be pending before any Governmental Entity of competent jurisdiction any actions, suits, claims or proceedings relating to the transactions contemplated by this Agreement, or otherwise against Archer, Galileo, New Parent, Merger Sub, Amalgamation Sub or any of their respective Subsidiaries, which have a reasonable likelihood of a judgment against such of Archer, Galileo, New Parent, Merger Sub, Amalgamation Sub, or any of their respective Subsidiaries and with respect to which judgments adverse to such of Archer, Galileo, New Parent, Merger Sub, Amalgamation Sub, or any of their respective Subsidiaries, have had or are reasonably likely to have in the aggregate either an Archer Material Adverse Effect or a Galileo Material Adverse Effect (an “Adverse Proceeding”).
     7.2 Additional Conditions to the Obligations of Archer. The obligation of Archer to effect the Combinations shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by Archer:
          (a) Representations and Warranties. The representations and warranties of Galileo set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality, Galileo Material Adverse Effect or knowledge qualifications contained therein), has not had, and is not reasonably likely to have, individually or in the aggregate, a Galileo Material Adverse Effect); provided, however, that the representations and warranties made in Sections 3.2(a), 3.4(d) and 3.7(i) shall not be subject to the qualification set forth in (z) above. Archer shall have received a certificate signed on behalf of Galileo by the chief executive officer and the chief financial officer of Galileo to such effect.
          (b) Performance of Obligations of Galileo. Galileo shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date, and Archer shall have received a certificate signed on behalf of Galileo by the chief executive officer of Galileo to such effect.

          (c) Tax Opinion. Archer shall have received a written opinion from Wilmer Cutler Pickering Hale and Dorr LLP, counsel to Archer, to the effect that each of the Archer Amalgamation and the Galileo Merger, together with the transactions set forth in Section 6.19, will be treated for United States federal income tax purposes as reorganizations within the meaning of Section 368(a) of the Code; provided that if Wilmer Cutler Pickering Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Kramer Levin Naftalis & Frankel LLP renders such opinion to Archer (it being agreed that Archer and Galileo shall each provide reasonable cooperation, including making reasonable and customary representations, to Wilmer Cutler Pickering Hale and Dorr LLP or Kramer Levin Naftalis & Frankel LLP, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).
     7.3 Additional Conditions to the Obligations of Galileo. The obligation of Galileo to effect the Combinations shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Galileo:
          (a) Representations and Warranties. The representations and warranties of Archer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality, Archer Material Adverse Effect or knowledge qualifications contained therein), has not had, and is not reasonably likely to have, individually or in the aggregate, an Archer Material Adverse Effect); provided, however, that the representations and warranties made in Sections 4.2(a), 4.4(d) and 4.7(i) shall not be subject to the qualification set forth in (z) above. Galileo shall have received a certificate signed on behalf of Archer by the chief executive office of Archer to such effect.
          (b) Performance of Obligations of Archer and Sub. Archer shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date, and Galileo shall have received a certificate signed on behalf of Archer by the chief executive officer of Archer to such effect.
          (c) Tax Opinion. Galileo shall have received the opinion of Kramer Levin Naftalis & Frankel LLP, counsel to Galileo, to the effect that each of the Archer Amalgamation and the Galileo Merger, together with the transactions set forth in Section 6.19, will be treated for United States federal income tax purposes as reorganizations within the meaning of Section 368(a) of the Code; provided that if Kramer Levin Naftalis & Frankel LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Wilmer Cutler Pickering Hale and Dorr LLP renders such opinion to Galileo (it being agreed that Archer and Galileo shall each provide reasonable cooperation, including making reasonable and customary representations, to Kramer Levin Naftalis & Frankel LLP or Wilmer Cutler Pickering Hale and Dorr LLP, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).

          (d) Galileo Lender Consent. The Galileo Lender Consent shall be in full force and effect.
          (e) Appraisal Rights. Appraisal rights in connection with the Archer Amalgamation and the Galileo Merger shall not have been properly perfected (i) pursuant to the Companies Act by holders of more than 30% of the outstanding shares of Archer Common Stock, based on the number of shares of Archer Common Stock outstanding as of immediately prior to the Effective Time or (ii) pursuant to the BCA by holders of more than 10% of the outstanding shares of Galileo Common Stock, based on the number of shares of Galileo Common Stock outstanding as of immediately prior to the Effective Time.
ARTICLE VIII
TERMINATION AND AMENDMENT
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party), whether before or after approval of the Combinations by the shareholders of Archer and Galileo:
          (a) by mutual written consent of Archer and Galileo; or
          (b) by either Archer or Galileo if the Effective Time shall not have been occurred by March 31, 2009 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose willful breach of a representation or warranty contained in this Agreement or whose other action or failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to occur on or before the Outside Date); or
          (c) by either Archer or Galileo if (i) any Restraint having any of the effects specified in Section 7.1(e) shall be in effect and shall have become nonappealable and final (provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c)(i) shall have used reasonable best efforts to prevent the entry of, and to remove, such Restraint) or (ii) any Adverse Proceeding results in a judgment that shall have become nonappealable and final (provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c)(ii) shall have used reasonable best efforts to prevent the entry of such nonappealable and final judgment); or
          (d) by either Archer or Galileo if at the Galileo Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the Galileo Voting Proposal is taken, the requisite vote of the shareholders of Galileo in favor of the Galileo Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party seeking termination if at such time such party is in breach of or has failed to fulfill its obligations under this Agreement); or
          (e) by either Archer or Galileo if at the Archer Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the Archer

Voting Proposal is taken, the requisite vote of the shareholders of Archer in favor of the Archer Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party seeking termination if at such time such party is in breach of or has failed to fulfill its obligations under this Agreement); or
          (f) by Archer, if: (i) the Galileo Board or any committee thereof shall have withdrawn or modified, in a manner materially adverse to Archer, or shall have proposed publicly to withdraw or modify, in a manner materially adverse to Archer, its approval or recommendation of the Galileo Voting Proposal; (ii) the Galileo Board shall have failed to give its recommendation to the approval of the Galileo Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or modified in a manner materially adverse to Archer its recommendation of the Galileo Voting Proposal; or (iii) after the receipt by Galileo of a Change of Control Proposal that is public information, Archer shall have requested in writing that the Galileo Board reconfirm its recommendation of the Galileo Voting Proposal and the Galileo Board shall have failed to do so within five business days after its receipt of Archer’s request; or
          (g) by Archer, if Galileo shall have breached its obligations under Section 6.1(b) or Section 6.5(a) of this Agreement; or
          (h) by Galileo, if: (i) the Archer Board or any committee thereof shall have withdrawn or modified, in a manner materially adverse to Galileo, or shall have proposed publicly to withdraw or modify, in a manner materially adverse to Galileo, its approval or recommendation of the Archer Voting Proposal; (ii) the Archer Board shall have failed to give its recommendation to the approval of the Archer Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or modified in a manner materially adverse to Galileo its recommendation of the Archer Voting Proposal; (iii) after the receipt by Archer of an Acquisition Proposal that is public information, Galileo shall have requested in writing that the Archer Board reconfirm its recommendation of the Archer Voting Proposal and the Archer Board shall have failed to do so within five business days after its receipt of Galileo’s request; (iv) the Archer Board (or any committee thereof) shall have approved or recommended, or shall have proposed publicly to approve or recommend, to the shareholders of Archer an Acquisition Proposal; (v) a tender offer or exchange offer for outstanding shares of Archer Common Stock is commenced (other than by Galileo or an Affiliate of Galileo), and the Archer Board (or any committee thereof) shall have recommended that the shareholders of Archer tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender offer or exchange offer, the Archer Board fails to recommend against acceptance of such offer; or (vi) Archer shall have breached its obligations under Section 6.1(a) or Section 6.5(b) of this Agreement; or
          (i) by Archer, if (A) there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 8.1) on the part of Galileo, which breach (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 30 days following receipt by Galileo of written notice of such breach from Archer (provided, Archer is not then in material breach of any representation, warranty, covenant or agreement in this Agreement), or (B) if all of the conditions set forth in Article VII have been satisfied (or could be satisfied at Closing with the execution of only ministerial tasks) and Galileo breaches its obligations to consummate the transactions contemplated hereby; or
          (j) by Galileo, if (A) there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 8.1) on the part of Archer, which breach (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 30 days following receipt by Archer of written notice of such breach from Galileo (provided, Galileo is not then in material breach of any representation, warranty, covenant or agreement in this Agreement), or (B) if all of the conditions set forth in Article VII have been satisfied (or could be satisfied at Closing with the execution of only ministerial tasks) and Archer breaches its obligations to consummate the transactions contemplated hereby; or
          (k) by Archer, if the Galileo Board (or any committee thereof) shall have approved or recommended, or shall have proposed publicly to approve or recommend, to the shareholders of Galileo a Change of Control Proposal but Galileo has not terminated this Agreement pursuant to Section 8.1(l); or
          (l) by Galileo, in accordance with, and subject to the terms and conditions of, Section 6.1(b)(ii); or
          (m) by Galileo, if appraisal rights in connection with the Archer Amalgamation and the Galileo Merger have been properly perfected (i) pursuant to the Companies Act by holders of more than 30% of the outstanding shares of Archer Common Stock, based on the number of shares of Archer Common Stock outstanding as of immediately prior to the Effective Time or (ii) pursuant to the BCA by holders of more than 10% of the outstanding shares of Galileo Common Stock, based on the number of shares of Galileo Common Stock outstanding as of immediately prior to the Effective Time
     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Archer, Galileo, Merger Sub, Amalgamation Sub, New Parent or their respective officers, directors, shareholders or Affiliates, provided that (i) any such termination shall not relieve any party from liability for any willful and material breach of this Agreement and (ii) the provisions of Section 5.3 (Confidentiality), this Section 8.2, Section 8.3 (Fees and Expenses) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.
     8.3 Fees and Expenses.
          (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Effective Time occurs; provided, however, that Galileo and Archer shall share equally (i) the aggregate filing fees of both parties’ pre-merger notification report under the HSR Act and (ii) all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing and filing of the Joint Proxy

Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.
          (b) Galileo shall pay Archer up to $4,500,000 as reimbursement for expenses of Archer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Archer’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement:
               (i) by Archer or Galileo pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.2(a) or Section 7.2(b) by the Outside Date shall have resulted in the Closing not occurring; or
               (ii) by Archer or Galileo pursuant to Section 8.1(d); or
               (iii) by Archer pursuant to Section 8.1(f), Section 8.1(g), Section 8.1(i) or Section 8.1(k).
          (c) Galileo shall pay Archer a termination fee of $11,000,000 in the event of the termination of this Agreement:
               (i) by Archer or Galileo pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for approval of the Galileo Voting Proposal by the shareholders of Galileo at the Galileo Meeting if (A) at or prior to the time of such failure, there shall have been announced a Change of Control Proposal which shall not have been absolutely and unconditionally withdrawn and abandoned, and (B) within 12 months after such termination, Galileo consummates the transactions contemplated by such Change of Control Proposal; or
               (ii) by Archer pursuant to Section 8.1(f) or Section 8.1(g); or
               (iii) by Galileo pursuant to Section 8.1(l).
          (d) Archer shall pay Galileo up to $4,500,000 as reimbursement for expenses of Galileo actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Galileo’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement:
               (i) by Galileo or Archer pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.3(a) or Section 7.3(b) by the Outside Date shall have resulted in the Closing not occurring; or
               (ii) by Galileo or Archer pursuant to Section 8.1(e); or
               (iii) by Galileo pursuant to Section 8.1(h), Section 8.1(j) or Section 8.1(m).

          (e) Archer shall pay Galileo a termination fee of $11,000,000 in the event of the termination of this Agreement:
               (i) by Galileo or Archer pursuant to Section 8.1(e) as a result of the failure to receive the requisite vote for approval of the Archer Voting Proposal by the shareholders of Archer at the Archer Meeting if either: (A) at or prior to the time of such failure, there shall have been announced an Acquisition Proposal which shall not have been absolutely and unconditionally withdrawn and abandoned, and within 12 months after such termination, Archer consummates any Acquisition Proposal; or (B) within 12 months after such termination, Archer consummates any Acquisition Proposal, provided, that for purposes of the foregoing clause (ii)(B) only, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.1(c)(i), except that all references to 10% therein shall be deemed to be references to 50%; or
               (ii) by Galileo pursuant to Section 8.1(h).
          (f) The expenses and fees, if applicable, payable pursuant to Section 8.3(b), 8.3(c), 8.3(d) and 8.3(e) shall be paid by wire transfer of same-day funds within one business day after demand therefor following the first to occur of the events giving rise to the payment obligation described therein; provided, that in no event shall Archer or Galileo, as the case may be, be required to pay the expenses and fees, if applicable, to the other, if, immediately prior to the termination of this Agreement, the party to receive the expenses and fees, if applicable, was in material breach of its obligations under this Agreement. If one party fails to promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.
          (g) Payment of any termination fee described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (i) of Section 8.2.
     8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Combinations by the shareholders of any of the parties, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended after the Effective Time. Except as required by law, no amendment of this Agreement shall require the approval of the shareholders of either party. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, and subject to Section 8.4, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE IX
MISCELLANEOUS
     9.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of Galileo and Archer contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the Effective Time.
     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered two business days after being sent via a reputable international overnight courier service to the intended recipient as set forth below:
          (a) if to Archer or, prior to the Effective Time, if to Merger Sub, Amalgamation Sub or New Parent, to:
Arlington Tankers Ltd.
c/o Arlington Tankers, LLC
191 Post Road West
Westport, CT 06880 USA
Attn: Edward Terino
Fax: 203-221-2763
with a copy to:
Wilmer Cutler Pickering Hale and Dorr LLP
399 Park Avenue
New York, NY 10022
Attn:  John A. Burgess, Esq.,
Stuart R. Nayman, Esq. and
Graham Robinson, Esq.
Fax: 212-230-8888
          (b) if to Galileo, Merger Sub, Amalgamation Sub or New Parent, to:
General Maritime Corporation
299 Park Avenue
New York, NY 10171

Attn: Jeffery D. Pribor and John C. Georgiopoulos
Fax: 212-763-5607
with a copy to:
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attn: Thomas E. Molner, Esq.
Fax: 212-715-8000
Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.
     9.3 Entire Agreement. This Agreement (including the Galileo Disclosure Letter and the Archer Disclosure Letter and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior agreements by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.
     9.4 No Third Party Beneficiaries. Except as provided in Section 6.12, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto. Notwithstanding the foregoing sentence or anything else to the contrary herein, following the Effective Time, holders of Certificates may enforce Article II.
     9.5 Assignment. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.5 is void.
     9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any such term or provision is held to be invalid or unenforceable, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
     9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, “PDF” document or other electronic image scan.
     9.8 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (vi) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vii) references to a person or entity are also to its permitted successors and assigns; (viii) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (ix) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (x) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; (xi) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency; and (xi) references to an “agreement” to which a person or entity is bound means any contract, agreement, instrument, obligation, undertaking, lease, arrangement, commitment or understanding, whether written or oral, in each case that is legally binding on such person or entity and as it may be amended or otherwise modified from time to time. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.
     9.9 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York, provided, however, that (i) the Galileo Merger will also be governed by the applicable provisions of the BCA to the extent required thereby and (ii) the Archer Amalgamation will also be governed by the applicable provisions of the Companies Act to the extent required thereby.
     9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. For the avoidance of doubt, the availability to any party of a right of termination pursuant to Section 8.1(i)(B) or 8.1(j)(B) shall not limit such party’s right to pursue an injunction or specific enforcement of the terms and provisions of this Agreement, nor shall it limit the availability of any other remedy to which such party is entitled at law or in equity, but this sentence shall not limit Section 8.2.
     9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
     9.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ARCHER, NEW PARENT, AMALGAMATION SUB, MERGER SUB OR GALILEO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
[the remainder of this page intentionally left blank — signature page follows]

     IN WITNESS WHEREOF, Archer, Galileo, Merger Sub, Amalgamation Sub and New Parent have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ARLINGTON TANKERS LTD.
By:	/s/ Edward Terino
	Name:	Edward Terino
	Title:	Chief Executive Officer, President and Chief Financial Officer
GENERAL MARITIME CORPORATION
By:	/s/ Jeffrey D. Pribor
	Name:	Jeffrey D. Pribor
	Title:	Executive Vice President and Chief Financial Officer

ARCHER AMALGAMATION LIMITED
By:	/s/ John C. Georgiopoulos
	Name:	John C. Georgiopoulos
	Title:	Chief Executive Officer

GALILEO MERGER CORPORATION
By:	/s/ John C. Georgiopoulos
	Name:	John C. Georgiopoulos
	Title:	Secretary

GALILEO HOLDING CORPORATION
By:	/s/ John C. Georgiopoulos
	Name:	John C. Georgiopoulos
	Title:	Secretary

Exhibit A
Attached hereto.

FORM OF
AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
GENERAL MARITIME CORPORATION
     FIRST: The name of the corporation shall be General Maritime Corporation.
     SECOND: The purpose of the Corporation is to engage in any lawful business purpose or purposes for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (the “BCA”).
     THIRD: The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.
     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one hundred and fifty million (150,000,000), of which stock ten million (10,000,000) registered shares of the par value of one cent (US$.01) per share shall be preferred stock, and of which one hundred and forty million (140,000,000) registered shares of the par value of one cent (US$.01) per share shall be common stock.
     The rights, preferences and limitations of said classes of stock are as follows:
     1. The preferred stock may be issued from time to time by the Board of Directors as shares of one or more series of preferred stock, and the Board of Directors is expressly authorized, prior to issuance, in the resolution or resolutions providing for the issue of shares of each particular series, to fix the following:
          (a) The distinctive serial designation of such series which shall distinguish it from other series;
          (b) The number of shares included in such series, which number may be increased or decreased from time to time to the extent unissued, authorized shares of preferred stock remain available for such purpose, unless otherwise provided by the Board of Directors in creating the series;
          (c) The annual dividend or other rate (or method for determining such rate) for shares of such series and the date or dates upon which such dividends shall be payable;
          (d) Whether dividends on the shares of such series shall be cumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates (or method for determining the date or dates) from which dividends on the shares of such series shall be cumulative;
          (e) The amount or amounts (or the method for determining the amount or amounts) which shall be paid out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation;
          (f) The price or prices (or method for determining the price or prices) at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation;
          (g) The obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices (or method for determining the price or prices) at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed, in whole or in part, pursuant to such obligation;
          (h) The period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates (or method for determining same) of conversion and the terms and conditions of any adjustments thereof, upon which the shares of such series shall be convertible at the option of the holder or the Corporation into shares of any class of stock or into shares of any other series of preferred stock;
          (i) The voting rights, if any, of the shares of such series in addition to those required by law;
          (j) The ranking of the shares of the series as compared with shares of other series of preferred stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and
          (k) Any other relative rights, preferences or limitations of the shares of the series not inconsistent herewith or with applicable law.
     2. No holder of common stock or of preferred stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend, except as provided in the Certificate of Designation related to a given series of preferred stock or as fixed by the Board of Directors in accordance with paragraph 1 of this Article Fourth.
     3. Except as otherwise provided by the Board of Directors in accordance with paragraph 1 above in respect of any series of preferred stock, all voting rights of the Corporation shall be vested exclusively in the holders of the common stock who shall be entitled to one vote per share and shall be entitled to notice of any shareholders meeting and to vote upon any such matters as provided in the by-laws of the Corporation or as may be provided by law. Except for and subject to those rights expressly granted to holders of preferred stock or except as may be provided by the laws of the Republic of the Marshall Islands, the holders of common stock shall have exclusively all other rights of shareholders, including, without limitation, (i) the right to receive dividends, when and as declared by the Board of Directors of the Corporation, out of assets lawfully available therefor, and (ii) in the event of any distribution or assets upon a

2

liquidation or otherwise, the right to receive all the assets and funds of the Corporation remaining after the payment to the holders of the preferred stock, if any, of the specific amounts which they are entitled to receive upon such distribution.
     FIFTH: The Corporation is to have perpetual existence and shall have every power which a corporation now or hereafter organized under the BCA may have.
     SIXTH: (a) From and after the date hereof, the Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one or another of the three classes expiring each year. The Board of Directors shall by resolution initially divide the Board of Directors into three classes, with the term of office of the first class to expire at the 2009 Annual Meeting of Shareholders, the term of office of the second class to expire at the 2010 Annual Meeting of Shareholders and the term of office of the third class to expire at the 2011 Annual Meeting of Shareholders. Commencing with the 2009 Annual Meeting of Shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class as the directors whom they succeed, and each of them shall hold office until the third succeeding annual meeting of shareholders and until such director’s successor is elected and has qualified. Any vacancies in the Board of Directors for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than 66 2/3% of the members of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected, and the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.
          (b) Notwithstanding any other provisions of these Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Section (c) of this Article Sixth shall not apply with respect to the director or directors elected by such holders of preferred stock.
          (c) Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, shall not be used to elect directors.

3

          (d) Notwithstanding any other provisions of these Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Sixth.
     SEVENTH: The Board of Directors of the Corporation is expressly authorized to make, alter or repeal by-laws of the Corporation by a vote of not less than a majority of the entire Board of Directors, and the shareholders may not make additional by-laws and may not alter or repeal any by-law, except where such power to amend or repeal is expressly granted by the BCA. Notwithstanding any other provisions of these Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Seventh.
     EIGHTH: (a) Except as provided in this Article Eighth, special meetings of the shareholders may be called exclusively by the Board of Directors, who shall state the purpose or purposes of the proposed special meeting. If there is a failure to hold the annual meeting within a period of ninety (90) days after the date designated therefor, or if no date has been designated for a period of thirteen (13) months after the organization of the Corporation or after its last annual meeting, holders of not less than 10% of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting in lieu of the annual meeting specifying the time thereof, which shall not be less than two (2) nor more than three (3) months from the date of such call. The Secretary of the Corporation upon receiving the written demand shall promptly give notice of such meeting, or if the secretary fails to do so within five (5) business days thereafter, any shareholder signing such demand may give such notice. Such notice shall state the purpose or purposes of the proposed special meeting. The business transacted at any special meeting shall be limited to the purposes stated when the meeting is called by the Board of Directors or in the notice of such meeting.
          (b) Any action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.
          (c) Notwithstanding any other provisions of these Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Eighth.

4

     NINTH: (a) The Corporation may not engage in any Business Combination with any Interested Shareholder for a period of three years following the time of the transaction in which the person became an Interested Shareholder, unless:
               (1) prior to such time, the Board of Directors of the Corporation approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder;
               (2) upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
               (3) at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the Interested Shareholder; or
               (4) the shareholder is Peter C. Georgiopoulos or an affiliate or associate thereof.
          (b) The restrictions contained in this section shall not apply if:
               (1) A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or
               (2) The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by a majority of such Directors.
          The proposed transactions referred to in the preceding sentence are limited to:
          (I) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Corporation is required);

5

          (II) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Corporation; or
          (III) a proposed tender or exchange offer for 50% or more of the outstanding voting shares of the Corporation.
     The Corporation shall give not less than 20 days notice to all Interested Shareholders prior to the consummation of any of the transactions described in clause (I) or (II) of the second sentence of this paragraph.
          (c) For the purpose of this Article Ninth only, the term:
               (1) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
               (2) “Associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
               (3) “Business Combination,” when used in reference to the Corporation and any Interested Shareholder of the Corporation, means:
                    (i) Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Shareholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder and, as a result of such merger or consolidation, Paragraph (a) of this Article Ninth is not applicable to the surviving entity;
                    (ii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Corporation;

6

                    (iii) Any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any shares, or any shares of such subsidiary, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Corporation, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such;
     (B) pursuant to a merger with a direct or indirect wholly-owned subsidiary of the Corporation solely for purposes of forming a holding company; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Corporation, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by the Corporation to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by the Corporation; provided however, that in no case under items (C) — (E) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of any class or series of shares of the Corporation;
                    (iv) Any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares of the Corporation, or securities convertible into any class or series of shares of the Corporation, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or
                    (v) Any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i) — (iv) of this paragraph) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
               (4) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
               (5) “Interested Shareholder” means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting shares of the Corporation, or (ii) is an

7

affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting shares of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional shares of voting shares of the Corporation, except as a result of further Company action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the voting shares of the Corporation deemed to be outstanding shall include voting shares deemed to be owned by the person through application of paragraph (8) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.\
               (6) “Person” means any individual, corporation, partnership, unincorporated association or other entity.
               (7) “Voting stock” means, with respect to any corporation, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.
               (8) “Owner,” including the terms “own” and “owned,” when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:
                    (i) Beneficially owns such shares, directly or indirectly; or
                    (ii) Has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares is accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or
                    (iii) Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

8

          (d) Notwithstanding any other provisions of these Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Ninth.
     TENTH: A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any breach of duty in such capacity except that the liability of a director shall not be eliminated or limited (i) for any breach of such director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which such director derived an improper personal benefit. If the BCA hereafter is amended to authorize the further elimination or limitation of the liability of directors for actions taken or omitted to be taken then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended BCA in respect of actions or omissions to act which occurred during any period to which the BCA’s amended provisions pertain. Any repeal or modification of this Article Tenth by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of the director existing at the time of such repeal or modification.

9

Exhibit B
Attached hereto.

FORM OF
AMENDED AND RESTATED
BY-LAWS OF
GENERAL MARITIME CORPORATION
ARTICLE I
SHAREHOLDERS
     Section 1.1 ANNUAL MEETINGS. An annual meeting of shareholders shall be held for the election of directors at such date, time and place either within or without the Marshall Islands as may be designated by the Board of Directors from time to time or as may be otherwise required by the articles of incorporation. Any other proper business may be transacted at the annual meeting.
     Section 1.2 SPECIAL MEETINGS. Special meetings of shareholders may be called at any time by the Board of Directors, to be held at such date, time and place either within or without the Marshall Islands as may be stated in the notice of the meeting or as may be otherwise required by the articles of incorporation. The business transacted at any special meeting shall be limited to the purposes stated in the notice.
     Section 1.3 NOTICE OF MEETINGS. Whenever shareholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the written notice of any meeting shall be given not less than fifteen nor more than sixty days before the date of the meeting to each shareholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage prepaid, directed to the shareholder at such shareholder’s address as it appears on the records of the Corporation.
     Section 1.4 ADJOURNMENTS. Any meeting of shareholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the meeting is adjourned for lack of quorum, notice of the new meeting shall be given to each shareholder of record entitled to vote at the meeting. If after an adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record on the new record date entitled to notice under Section 1.3 of these By-laws.
     Section 1.5 QUORUM. At each meeting of shareholders, except where otherwise provided by law or the articles of incorporation or these By-laws, the holders of a majority of the outstanding shares entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. In the absence of a quorum, the shareholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided by Section 1.4 of these By-laws until a quorum shall attend. Shares of its own capital stock belonging on the record date for the meeting to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.
     Section 1.6 ORGANIZATION. Meetings of shareholders shall be presided over by the Chairman of the Board, if any, or in the absence of the Chairman of the Board by the President, or in the absence of the President by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting.
     Section 1.7 VOTING; PROXIES. Unless otherwise provided in the articles of incorporation, each shareholder entitled to vote at any meeting of shareholders shall be entitled to one vote for each share of stock held by such shareholder which has voting power upon the matter in question. Each shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for such shareholder by proxy, but no such proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in the law of the Marshall Islands to support an irrevocable power. A shareholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Voting at meetings of shareholders need not be by written ballot and need not be conducted by inspectors unless the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at such meeting shall so determine. At all meetings of shareholders for the election of directors a plurality of the votes cast shall be sufficient to elect. With respect to other matters, unless otherwise provided by law or by the articles of incorporation, the affirmative vote of the holders of a majority of the shares of all classes of stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. Where a separate vote by class is required, the affirmative vote of the holders of a majority of the shares of each class present in person or represented by proxy at the meeting shall be the act of such class, except as otherwise provided by law or by the articles of incorporation or these By-laws.
     Section 1.8 NOTICE OF NOMINATION. Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Nominations by other than action of the Board of Directors shall be made by notice in proper written form pursuant to Section 1.12 hereof, delivered or mailed by first class mail, postage prepaid, to the Secretary of the Corporation not less than ninety (90) days nor more than one-hundred twenty (120) days prior to the first anniversary date of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is changed by more than thirty (30) days from such anniversary date, notice by the shareholder will be considered timely if it is delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Notice of nominations which are proposed by the Board of Directors shall be given by the Chairman of the Board.
     Section 1.9 FIXING DATE FOR DETERMINATION OF SHAREHOLDERS OF RECORD. In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payments of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than fifteen days before the date of such meeting, nor more than sixty days prior to any other action. If no record date is fixed: (1) the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (2) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.
     Section 1.10 ACTION BY UNANIMOUS WRITTEN CONSENT. Any action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.
     Section 1.11 NATURE OF BUSINESS AT ANNUAL MEETINGS OF SHAREHOLDERS. (a) No business may be transacted at an annual meeting of shareholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof); (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof); or (c) otherwise properly brought before the annual meeting by any shareholder of the Corporation (i) who is a shareholder of record on the date of the giving of the notice provided for in Section 1.3 and has remained a shareholder of record through the record date for the determination of shareholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in Section 1.3.
          (b) In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form pursuant to Section 1.12 hereof, delivered or mailed by first class mail, postage prepaid, to the Secretary of the Corporation.
          (c) To be timely, a shareholder’s notice to the Secretary of the Corporation must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary date of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is changed by more than thirty (30) days from such anniversary date, notice by the shareholder will be considered timely if it is delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.
          (d) No business shall be conducted at the annual meeting of shareholders except business brought before the annual meeting in accordance with the procedures set forth in Section 1.12 hereof, except that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 1.11 or Section 1.12 shall be deemed to preclude discussion by any shareholder of any such business.
     Section 1.12 PROPER WRITTEN FORM OF SHAREHOLDER’S NOTICE. (a) To be in proper written form pursuant to Sections 1.8 or 1.11 hereof, a shareholder’s notice to the Secretary of the Corporation shall set forth in writing as to each matter the shareholder proposes to bring before the annual meeting: (i) as to each person whom the shareholder proposes to nominate for election or re-election as a director, the name, age, and business address of each such person, the principal occupation or employment of such person, the number of shares of stock of the Corporation which are beneficially owned by such person, and all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration) and the reasons for conducting such business at the annual meeting, and in the event that such business includes a proposal to amend the Articles of Incorporation or the By-laws of the Corporation, the language of the proposed amendment; (iii) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business or nomination and the name and address of the beneficial owner, if any, on whose behalf the nomination or proposal is being made; (iv) the class or series and number of shares of the Corporation which are beneficially owned or owned of record by the shareholder proposing such business or nomination and name of the beneficial owner if different from the shareholder; (v) any material interest of the shareholder in any such business; (vi) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such annual meeting and intends to appear in person or by proxy at such meeting to propose such business; and (vii) if the shareholder intends to solicit proxies in support of such shareholder’s proposal, a representation to that effect. The foregoing notice requirements shall be deemed satisfied by a shareholder if the shareholder has notified the Corporation of his or her intention to make a nomination or present a proposal at an annual meeting and such shareholder’s nominee or proposal has been included in a proxy statement that has been prepared by management of the Corporation to solicit proxies for such annual meeting; provided, however, that if such shareholder does not appear or send a qualified 2 representative to present such nominee or proposal at such annual meeting, the Corporation need not present such nominee or proposal for a vote at such meeting notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section

1.12, to be considered a qualified representative of the shareholder, a person must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of such writing or electronic transmission, at the meeting of shareholders. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.
          (b) The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that the business or nomination was not properly brought before the annual meeting in accordance with the foregoing procedures, and if he should so determine, he shall so declare to the meeting and the defective nomination or business shall be disregarded.
ARTICLE II
BOARD OF DIRECTORS
     Section 2.1 POWER; QUALIFICATIONS. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the articles of incorporation. Directors need not be shareholders nor residents of the Marshall Islands.
     Section 2.2 ELECTION; NUMBER OF DIRECTORS. Except as the articles of incorporation may otherwise provides, the number of directors constituting the entire Board of Directors shall be not less than one nor more than twelve as fixed from time to time by the vote of not less than 66 2/3% of the entire Board of Directors, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office, and provided further, that the number of directors constituting the entire Board of Directors shall be seven until otherwise fixed by the vote of not less than 66 2/3% of the entire Board of Directors. This Section 2.2 may not be amended or repealed except by vote of 66 2/3% of the entire Board of Directors. The phrase “66 2/3% of the entire Board of Directors” as used in these By-laws shall be deemed to refer to 66 2/3% of the number of directors constituting the Board of Directors as set in accordance with this Section 2.2, without regard to any vacancies then existing or, if the number of directors constituting the Board of Directors is less than 66 2/3% of the number of directors set in accordance this Section 2.2 due to vacancies, the unanimous vote of directors then in office.
     Section 2.3 REGULAR MEETINGS. Regular meetings of the Board of Directors may be held at such places within or without the Marshall Islands and at such times as the Board may from time to time determine, and if so determined notice thereof need not be given.
     Section 2.4 SPECIAL MEETINGS. Special meetings of the Board of Directors may be held at any time or place within or without the Marshall Islands whenever called by the Chairman of the Board, if any, by the President or by any two directors. Notice of any special meeting of the Board of Directors shall be given to each Director in person, by telephone, by facsimile or electronic mail, or by next-day delivery courier service, at least 24 hours before the special meeting, directed to each director at that director’s address, telephone number, facsimile number of electronic mail address, as the case may be, as shown on the Corporation’s records.
     Section 2.5 PARTICIPATION IN MEETINGS BY CONFERENCE TELEPHONE PERMITTED. Unless otherwise restricted by the articles of incorporation or these By-laws, members of the Board of Directors, or any committee designated by the Board, may participate in a meeting of the Board or of such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this By-law shall constitute presence in person at such meeting.
     Section 2.6 QUORUM; VOTE REQUIRED FOR ACTION. At all meetings of the Board of Directors a majority of the entire Board shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board except as otherwise provided in the articles of incorporation and in these By-laws. In case at any meeting of the Board a quorum shall not be present, the members of the Board present may adjourn the meeting from time to time until a quorum shall attend.
     Section 2.7 ORGANIZATION. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in the absence of the Chairman of the Board by the President, or in the absence of the President, by a chairman chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting.
     Section 2.8 ACTION BY DIRECTORS WITHOUT A MEETING. Unless otherwise restricted by the articles of incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.
     Section 2.9 COMPENSATION OF DIRECTORS. The Board of Directors shall have the authority to fix the compensation of directors.
ARTICLE III
COMMITTEES
     Section 3.1 COMMITTEES. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Any such committee, to the extent provided in the resolution of the Board and not prohibited by applicable law, shall have and may exercise, to the extent permitted by law, all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have power or authority in reference to the submission to shareholders of any action that requires shareholders’ authorization under the BCA, the filling of vacancies in the Board of Directors or in a committee thereof, the fixing of compensation of the directors for serving on the Board of Directors or any committee thereof, the amendment or repeal of any By-laws or the adoption of new By-laws, the amendment or repeal of any resolution of the Board of Directors which by its terms shall not be so amendable or repealable, increasing the number of directors on the Board of Directors or removing directors.
     Section 3.2 COMMITTEE RULES. Unless the Board of Directors otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these By-laws.
ARTICLE IV
OFFICERS
     Section 4.1 OFFICERS; ELECTION. The Corporation shall have a Chairman of the Board, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, a Chief Administrative Officer, a Secretary, a Treasurer and one or more Vice Presidents. The Board of Directors shall elect a Chairman from among its members. Each other officer shall be elected by the majority vote of the entire Board of Directors. The Board of Directors may also elect such other officers as the Board may deem desirable or appropriate and may give any of them such further designations or alternate titles as it considers desirable. Any number of offices may be held by the same person. Officers may be of any nationality, need not be residents of the Marshall Islands and may be, but are not required to be, Directors.
     Section 4.2 TERM OF OFFICE; RESIGNATION; REMOVAL; VACANCIES. Except as otherwise provided in the resolution of the Board of Directors electing any officer, each officer shall hold office until the first meeting of the Board after the annual meeting of shareholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Board or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The Board may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board at any regular or special meeting.
     Section 4.3 CHAIRMAN OF THE BOARD. The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and of the shareholders at which he or she shall be present and shall have and may exercise such powers as may, from time to time, be assigned to him or her by the Board.
     Section 4.4 CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation. All personnel shall report to the Chief Executive Officer, and he shall set all policies of the Corporation, subject to overall management by the Board of Directors.
     Section 4.5 PRESIDENT. In the absence of the Chairman of the Board, the President of the Corporation shall preside at all meetings of the Board of Directors and of the shareholders at which he or she shall be present. The President shall perform all duties incident to the office of president of a corporation and such other duties as may, from time to time, be assigned to him or her by the Board of Directors or as may be provided by law.
     Section 4.6 VICE PRESIDENTS. The Vice President or Vice Presidents shall have such other powers and shall perform such other duties as may, from time to time, be assigned to him or her or them by the Board or the President or as may be provided by law.
     Section 4.7 SECRETARY. The Secretary shall have the duty to record the proceedings of the meetings of the shareholders, the Board of Directors and any committees in a book to be kept for that purpose, shall see that all notices are duly given in accordance with the provisions of these By-laws or as required by law, shall be custodian of the records of the Corporation, may affix the corporate seal to any document the execution of which, on behalf of the Corporation, is duly authorized, and when so affixed may attest the same, and, in general, shall perform all duties incident to the office of secretary of a corporation and such other duties as may, from time to time, be assigned to him or her by the Board or the President or as may be provided by law.
     Section 4.8 TREASURER. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation and shall deposit or cause to be deposited, in the name of the Corporation, all moneys or other valuable effects in such banks, trusts companies or other depositories as shall, from time to time be selected by or under authority of the Board of Directors. If required by the Board, the Treasurer shall give a bond for the faithful discharge of his or her duties, with such surety or sureties as the Board may determine. The Treasurer shall keep or cause to be kept full and accurate records of all receipts and disbursements in books of the Corporation, shall render to the Chief Executive Officer and to the Board, whenever requested, an account of the financial condition of the Corporation, and, in general, shall perform all the duties incident to the office of treasurer of a corporation and such other duties as may, from time to time, be assigned to him or her by the Board or the President or as may be provided by law.
     Section 4.9 OTHER OFFICERS. The other officers, if any, of the Corporation shall have such powers and duties in the management of the Corporation as shall be stated in a resolution of the Board of Directors which is not inconsistent with the articles of incorporation or these By-laws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board. The Board may require any officer, agent or employee to give security for the faithful performance of his or her duties.

ARTICLE V
STOCK
     Section 5.1 CERTIFICATES. The shares of the Corporation may be issued in book-entry form or evidenced by certificates. However, every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by (a) one of the Chairman or Vice Chairman of the Board of Directors, if any, or the President or a Vice President, and (b) one of the Chief Financial Officer, the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, certifying the number of shares owned by such holder in the Corporation. If such certificate is manually countersigned by a transfer agent, any other signature on the certificate may be a facsimile. In case any officer or transfer agent who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer or transfer agent before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer or transfer agent at the date of issue.
     Section 5.2 TRANSFER. Except as the articles of incorporation may otherwise provide, the Board of Directors shall have the power and authority to make such rules and regulations as they may deem expedient concerning the issuance, registration and transfer of the certificates representing shares of the Corporation’s stock, and may appoint transfer agents and registrars thereof.
     Section 5.3 LOST, STOLEN OR DESTROYED STOCK CERTIFICATES; ISSUANCE OF NEW CERTIFICATES. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.
ARTICLE VI
MISCELLANEOUS
     Section 6.1 FISCAL YEAR. The fiscal year of the Corporation shall be the calendar year or such other period as may be determined by the Board of Directors.
     Section 6.2 OFFICES. The principal place of business of the Corporation shall be at such place or places as the Directors shall from time to time determine. The Corporation may also have an office or offices at such other places within or without the Marshall Islands as the Board of Directors may from time to time appoint or the business of the Corporation may require.
     Section 6.3 SEAL. The Corporation may have a corporate seal which shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
     Section 6.4 WAIVER OF NOTICE OF MEETINGS OF SHAREHOLDERS, DIRECTORS AND COMMITTEES. Whenever notice is required to be given by law or under any provision of the articles of incorporation or these By-laws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the shareholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the articles of incorporation or these By-laws.
     Section 6.5 INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES. (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
          (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of (or in a similar capacity in respect of) another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

          (c) Notwithstanding the other provisions of this Section 6.5, to the extent that a director or officer of the Corporation has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to in Sections (a) and (b) of this Section 6.5, or in the defense of any claim, issue or matter therein, he shall be indemnified against all costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith.
          (d) Any indemnification under Sections (a) and (b) of this Section 6.5 (unless ordered by a court) shall be paid by the Corporation unless a determination is made (1) by the Board of Directors by a majority vote or a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders, that indemnification of the director or officer is not proper in the circumstances because he had not met the applicable standards of conduct set forth in Sections (a) and (b) of this Section 6.5.
          (e) For purposes of this Section 6.5, the term “Corporation” shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger. Any director or officer of the Corporation serving (i) another corporation, partnership, joint venture, trust, or other enterprise, of which a majority of the equity interests entitled to vote in the election of its directors or the equivalent is controlled by the Corporation, or (ii) any employee benefit plan of the Corporation or any entity referred to in clause (i), in any capacity shall be deemed to be doing so at the request of the Corporation and action by a person with respect to any employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation. The benefits of this Section 6.5 shall extend to the heirs and legal representatives of any person entitled to indemnification under this section.
          (f) The Corporation may indemnify any person, including any employee or agent of the Corporation, to whom the Corporation is permitted by applicable law to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the Marshall Islands Business Corporations Act or other rights created by (i) a resolution of the shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, it being expressly intended that these By-laws authorize the creation of other rights in any such manner. The right to be indemnified and to the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition authorized by this Section 6.5 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, common law, provision of the articles of incorporation, By-laws, agreement, vote of shareholder or disinterested directors or otherwise.
          (g) The right to indemnification conferred by Section (a), (b) or (c) of this Section 6.5 shall, and any indemnification extended under Section (f) of this Section 6.5 may, be retroactive to events occurring prior to the adoption of this Section 6.5 and shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto, to the fullest extent permitted by applicable law.

          (h) Any person entitled to be indemnified as a matter of right pursuant to this provision may elect, to the extent permitted by law, to have the right to indemnification interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding, or on the basis of the applicable law in effect at the time indemnification is sought. The right to be indemnified pursuant to this provision shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any action, suit or proceeding (including investigations by any governmental or quasi-governmental agency and all costs, charges and expenses incurred in preparing for any threatened action, suit or proceeding) in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including without limitation, service to an employee benefit plan) in advance of the final disposition of such action, suit or proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should ultimately be determined that such director or officer is not entitled to be indemnified under this provision. No security shall be required for such undertaking and such undertaking shall be accepted without reference to the recipient’s financial ability to make repayment. The repayment of such charges and expenses incurred by other employees and agents of the Corporation which are paid by the Corporation in advance of the final disposition of such action, suit or proceeding as permitted by this Section 6.5 may be required upon such terms and conditions, if any, as the Board of Directors deems appropriate. The Board of Directors may, in the manner set forth above, and subject to the approval of the person entitled to be indemnified authorize the Corporation’s counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.
          (i) Any indemnification under Sections (a), (b) or (c) of this Section 6.5 or advance of costs, charges and expenses under Section (h) of this Section 6.5 shall be made promptly, and in any event within 60 days, upon the written request of the director or officer, directed to the Secretary of the Corporation. The right to indemnification or advances as granted by Section (h) of this Section 6.5 shall be enforceable by the director or officer in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person’s costs and expenses incurred in connection with successfully establishing his right to indemnification or advances, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section (h) of this Section 6.5 where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in Section (a) or (b) of this Section 6.5, but the burden of proving that such standard of conduct has not been met shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in Section (a) and (b) of this Section 6.5, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          (j) For purposes of this Section 6.5:
               (i) “Fines” shall include any penalties and any excise or similar taxes assessed on a person with respect to an employee benefit plan;
               (ii) A person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of any employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in Sections (a) and (b) of this Section 6.5;
               (iii) Service as a partner, trustee or member of management or similar committee of a partnership or joint venture, or as a director, officer, employee or agent of a corporation which is a partner, trustee or joint venturer, shall be considered service as a director, officer, employee or agent of the partnership, joint venture, trust or other enterprise.
          (k) SAVINGS CLAUSE. If this Section 6.5 or any portion hereof shall be invalidated on any ground by a court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and above expenses with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Section 6.5 that shall not have been invalidated and to the full extent permitted by applicable law.
     Section 6.6 INTERESTED DIRECTORS; QUORUM. Except as the articles of incorporation may otherwise provide, no contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (1) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of the Board of Directors as defined in Section 55 of the BCA, by unanimous vote of the disinterested directors; or (2) the material facts as to his or her relationship or interest and as to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.
     Section 6.7 FORM OF RECORDS. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, magnetic tape, computer disks, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.
     Section 6.8 AMENDMENT OF BY-LAWS. Except where otherwise specified in a specific By-law, these By-laws may be amended or repealed, and new By-laws adopted, by the vote of not less than a majority of the entire Board of Directors.
ARTICLE VII
NOTICE BY ELECTRONIC TRANSMISSION
     Section 7.1 NOTICE BY ELECTRONIC TRANSMISSION. Without limiting the manner by which notice otherwise may be given effectively to shareholders pursuant to the Marshall Islands Business Corporations Act (“MIBCA”), the articles of incorporation or these by-laws, any notice to shareholders given by the Corporation under any provision of the MIBCA, the articles of incorporation or these by-laws shall be effective if given by a form of electronic transmission consented to by the shareholder to whom the notice is given. Any such consent shall be revocable by the shareholder by written notice to the Corporation. Any such consent shall be deemed revoked if:
          (a) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and
          (b) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.
However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.
Any notice given pursuant to the preceding paragraph shall be deemed given:
          (a) if by facsimile telecommunication, when directed to a number at which the shareholder has consented to receive notice;
          (b) if by electronic mail, when directed to an electronic mail address at which the shareholder has consented to receive notice;
          (c) if by a posting on an electronic network together with separate notice to the shareholder of such specific posting, upon the later of (I) such posting and
               (II) the giving of such separate notice; and
          (d) if by any other form of electronic transmission, when directed to the shareholder.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
     Section 7.2 DEFINITION OF ELECTRONIC TRANSMISSION. An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
     Section 7.3 INAPPLICABILITY. Notice by a form of electronic transmission shall not apply to Sections 37(4) or 101 of the MIBCA.